Exhibit 10.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

ENDEAVOR ACQUISITION CORP.,

(“Parent”)

AAI ACQUISITION CORP.,

(“Merger Sub”)

AMERICAN APPAREL INC.,

(“AAI”)

AMERICAN APPAREL, LLC,

(“LLC”)

EACH OF THE CANADIAN COMPANIES SET FORTH ON SCHEDULE A HERETO,

(all of such companies collectively referred to as “CI”)

DOV CHARNEY

(“Stockholder”)

and

WITH RESPECT TO CERTAIN PROVISIONS ONLY,

EACH OF THE STOCKHOLDERS OF CI

(collectively, the “CI Stockholders”)

and

WITH RESPECT TO CERTAIN PROVISIONS ONLY,

SAM LIM

(“Lim”)

DATED AS OF DECEMBER 18, 2006

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of December 18, 2006, by and among:

•	Endeavor Acquisition Corp., a Delaware corporation (“Parent”);

•	AAI Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”);

•	American Apparel Inc., a California corporation (“AAI”);

•	American Apparel, LLC, a California limited liability company (“LLC” and, collectively with AAI and CI, the “Company”);

•	Each of the corporations (each an affiliate of AAI and/or the Stockholder) formed under the laws of the applicable provinces of Canada or the Canada Business Corporation Act as set forth on Schedule A hereto (each such company referred to herein as a “CI company” and all of such companies referred to collectively herein as “CI” or the “CI companies”);

•	Dov Charney, an owner of 50% of the outstanding capital stock of AAI and 50% of the outstanding membership interests of LLC (the “Stockholder”);

•	Sang Ho Lim, the current owner of the remaining 50% of the outstanding capital stock of AAI and the remaining 50% of the outstanding membership interests of LLC (“Lim”), joins this Agreement as a party solely for purposes of Sections 1.1(a), 1.5(a), 1.6, 1.7, 1.8, 1.9, 1.10 1.12(a), 1.12(c), 1.15, 2.3(a), 2.3(c), 2.4(a), 2.4(c), 2.5(b), 2.24, 4.1(f), 4.2, 5.6, 5.8(c), 5.9, 5.11, 5.12, 5.13, 5.14(b), 5.17, 5.26, 5.27, 5.28, Article VIII, Article IX and Article X; and

•	Each person executing the “CI Stockholder Signature Page” to this Agreement, being (a) the owner or (b) the registered nominee or holder representing the owner with no beneficial interest vested in themselves, as the case and context may require herein, of all of the outstanding capital stock of each of the CI companies (“CI Stockholders”), joins this Agreement as a party solely for purposes of Sections 1.1(b), 1.5(a), 1.5(b), 1.6, 1.7, 1.8, 1.9, 1.12, 2.3(b), 2.4(a), 2.4(c), 2.24, 4.1(f), 4.2, 5.6, 5.8(c), 5.9, 5.10, 5.11, 5.12, 5.13, 5.14(b), 5.17, Article VIII, Article IX and Article X.

The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2) and in accordance with the applicable corporate and limited liability laws of the respective jurisdictions of formation of each of the companies as set forth in the preamble of this Agreement (the “Applicable Corporate Laws”), Parent and the Company intend to enter into a business combination transaction by means of a concurrent (i) merger in which Merger Sub will merge with AAI and be the surviving entity and (ii) acquisition by Parent or a wholly-owned subsidiary of Parent (the “Canadian Newco”), as the case may be, of all of the outstanding capital stock of each of the CI companies, through an exchange of all the issued and outstanding shares of capital stock of each of AAI and each CI company for shares of common stock of Parent.

B. Immediately prior to the closing of the Business Combination (as defined in Section 1.1), all of the then outstanding membership interests of LLC shall be transferred to AAI.

C. Between the date of this Agreement and the Closing, the Stockholder shall purchase from Lim all of Lim’s Company Capital Stock (as defined) and Company Membership Interests (as defined) under the terms of this Agreement and the Lim Option Agreement (as defined), as same may be modified by this Agreement.

D. The Boards of Directors of AAI, each CI company, Parent and Merger Sub and the managers of LLC have determined that the Business Combination is fair to, and in the best interests of, their respective companies and stockholders and members, as applicable.

E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

THE MERGER AND RELATED ACQUISITIONS

1.1 The Business Combination. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the Applicable Corporate Laws:

(a) AAI shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of AAI shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the “U.S. Surviving Corporation.”

(b) All of the outstanding capital stock of each CI company shall be acquired by Parent or Canadian Newco, as the case may be (the “Canada Acquisitions” and, collectively with the Merger, the “Business Combination”), and the separate corporate existence of each CI company shall continue, with each such company a wholly owned subsidiary of Parent or Canadian Newco, as the case may be.

1.2 Effective Time; Closing. Subject to the conditions of this Agreement, the parties hereto shall cause the Business Combination to be consummated by filing as soon as practicable on or after the Closing Date (as herein defined) with each jurisdiction set forth on Schedule 1.2 hereto the certificates, articles, forms and other documentation necessary to consummate the Merger, the Canada Acquisitions and related transactions (including, but not limited to, any notices, stock transfer forms and payment of any transfer, stamp or duty taxes) described on Schedule 1.2 in accordance with the Applicable Corporate Laws (collectively, the “Transaction Certificates”). The time of the last such filing to be properly completed or such later time as may be agreed in writing by Parent and the Company shall be referred to herein as the “Effective Time.” Unless this Agreement has been terminated pursuant to Section 8.1, the closing of the Business Combination (the “Closing”) shall take place concurrently at the offices of Graubard Miller, counsel to Parent, 405 Lexington Avenue, New York, New York 10174-1901 at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile.

1.3 Effect of the Business Combination. At the Effective Time, the effect of the Business Combination shall be as provided in this Agreement and the provisions of the Applicable Corporate Laws. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(a) All the property, rights, privileges, powers and franchises of AAI and Merger Sub shall vest in U.S. Surviving Corporation, and all debts, liabilities and duties of AAI and Merger Sub shall become the debts, liabilities and duties of U.S. Surviving Corporation; and

(b) Each of the CI companies shall remain in existence and shall continue after the Business Combination as a wholly owned subsidiary of Parent or Canadian Newco, as the case may be.

1.4 Charter Documents.

(a) At the Effective Time:

(i) the Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of U.S. Surviving Corporation.

(ii) the Articles of Incorporation of each CI company shall remain the Articles of Incorporation of such CI company.

(b) At the Effective Time:

(i) the Bylaws of Merger Sub shall be the Bylaws of U.S. Surviving Corporation.

(ii) the Articles of Association of each CI company shall remain the Articles of Association of such CI company.

1.5 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Business Combination and this Agreement and without any action on the part of any party hereto, the following shall occur:

(a) Conversion or Exchange of Company Capital Stock. Other than any shares to be canceled pursuant to Section 1.5(c), and subject to Section 1.5(b) and Section 5.28 of this Agreement, on the Closing Date, (i) all of the shares of capital stock of AAI issued and outstanding immediately prior to the Effective Time held by the holders thereof will be automatically converted into the right to receive, and (ii) all of the shares of capital stock of each CI company will be exchanged for, an aggregate of 32,258,065 shares (“Transaction Shares”) of the common stock, par value $0.0001, of Parent (“Parent Common Stock”). The Transaction Shares are also sometimes referred to herein as the “Transaction Consideration.” The Transaction Shares shall be issued and allocated in accordance with Schedule 1.5(a) hereto and shall be paid solely to the Stockholder (as the beneficial owner, effective as of the Closing, of all of the outstanding capital stock of AAI and each of the CI companies) and his designees; provided, however, that 8,064,516 of the Transaction Shares (“Escrow Shares”) shall be placed in escrow as described in Section 1.11. All of the shares of capital stock of AAI and each CI company and each of their respective Subsidiaries shall be referred to collectively herein as the “Company Capital Stock.”

(b) Net Debt and Reduction of Amount of Transaction Shares.

(i) If the Company’s Net Debt (as defined) at the close of business on the date two business days prior to the Closing Date (“Closing Date Net Debt”) is more than $110,000,000 as determined in accordance with this Agreement, the number of Transaction Shares to be issued at the Closing shall be reduced by that number of shares equal to the Net Debt Transaction Share Reduction Number. The Company shall not incur and debt, other than in the ordinary course of business during the period from the date two business days prior to the Closing Date and the Closing Date.

(ii) The term “Net Debt Transaction Share Reduction Number” shall mean the quotient derived by dividing (i) the difference between the Closing Date Net Debt and $110,000,000 by (ii) $7.75 (rounded up to the nearest share); provided, however, that if Closing Date Net Debt is equal to or less than $110,000,000, the Net Debt Transaction Share Reduction Number shall be zero.

(iii) The term “Net Debt” shall mean the Company’s combined indebtedness (i.e., all indebtedness for borrowed money and capitalized leases and equivalents and other obligations evidenced by promissory notes or similar instruments, as well as cash overdrafts), less the Company’s combined cash and cash equivalents (i.e., all short-term money market instruments and treasury bills and similar instruments).

(iv) From the date hereof through the Closing Date, on the 25th day of each calendar month, the Company shall deliver to Parent a written statement of the Company’s Net Debt as of the end of the immediately preceding calendar month (“Periodic Net Debt Statement”), which shall (a) provide such detailed information as may be reasonably requested by Parent prior to such date, (b) be derived utilizing generally accepted accounting principles and (c) be certified as being true and complete by the Company’s Chief Executive Officer and Chief Accounting Officer. On the business day prior to the scheduled Closing Date, the Company shall deliver to Parent a written statement of the Company’s Net Debt as of the close of business of the immediately prior business day (“Closing Net Debt Statement”), which shall (a) provide such detailed information as may be reasonably requested by Parent prior to such date, (b) be derived utilizing generally accepted accounting principles and (c) be certified as being true and complete by the Company’s Chief Executive Officer and Chief Financial Officer.

(c) Cancellation of Treasury and Parent-Owned Stock. Each share of Company Capital Stock held by the Company or Parent or any direct or indirect wholly-owned subsidiary thereof immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(d) Adjustments to Exchange Ratios. The numbers of shares of Parent Common Stock that the beneficial holders of the Company Capital Stock are entitled to receive as a result of the Business Combination shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Capital Stock occurring on or after the date hereof and prior to the date of issuance or payments thereof.

(e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Business Combination, and each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon compliance with Section 1.6, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

1.6 Surrender of Certificates; Uncertificated Shares.

(a) Exchange Procedures. Upon surrender of all of the certificates representing Company Capital Stock (“Company Certificates”) at the Closing, the holders of such Company Certificates shall receive in exchange therefor certificates representing the Transaction Shares into which their shares of Company Capital Stock shall be converted or exchanged at the Effective Time, less the Escrow Shares. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Transaction Shares then issuable under the terms of this Agreement.

(b) Required Withholding. The Parent and the Surviving Corporations shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(c) No Liability. Notwithstanding anything to the contrary in this Section 1.6, neither Parent, U.S. Surviving Corporation, the Company nor any other party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Canadian Tax Clearance Certificate. The following provisions apply in respect of each disposition of the shares of a CI company by CI Stockholders to Parent or Canadian Newco (the “Recipient Party”) pursuant to this Agreement:

(i) Subject to the remaining provisions of this Section 1.6(d), the CI Stockholders will deliver to Recipient Party a certificate issued pursuant to section 116 of the Income Tax Act (Canada) (“Canadian Tax Act”) in respect of the disposition of the shares of the relevant CI company to the Recipient Party (“Section 116 Certificate”).

(ii) If no Section 116 Certificate is delivered to the Recipient Party on or prior to the Closing Date, the Recipient Party shall withhold 25% of the portion of the Transaction Shares that is allocable to the acquisition of the shares of the CI company (such shares hereinafter referred to as the “Canadian Shares” and such portion hereinafter referred to as the “Canadian Allocation”). Such withheld Transaction Shares will be dealt with as provided for in Section 1.6(d)(iv).

(iii) If a certificate issued by the Minister of National Revenue pursuant to subsection 116(2) of the Canadian Tax Act in respect of the sale of the Canadian Shares to the Recipient Party is delivered to the Recipient Party on or prior to the Closing Date specifying a certificate limit in an amount less than the Canadian Allocation, the Recipient Party shall withhold from the Transaction Shares to be delivered at Closing that number of Transaction Shares that has a value equal to 25% of the amount by which the Canadian Allocation exceeds the certificate limit. Such withheld Transaction Shares will be dealt with as provided for in Section 1.6(d)(iv).

(iv) Any Transaction Shares withheld by the Purchaser pursuant to Section 1.6(d)(ii) or Section 1.6(d)(iii) (“Canadian Escrow Shares”) shall not be delivered to the CI stockholder at Closing and shall be held in escrow by Parent and only dealt with as hereinafter provided.

(v) Subject to Section 1.6(d)(vii), if, prior to the 27th day after the end of the month in which the Closing Date occurs (“Due Date”) the CI Stockholder delivers to Recipient Party a Section 116 Certificate, the Recipient Party will deliver such CI Stockholder the Canadian Escrow Shares other than that number of Canadian Escrow Shares that has a value equal to 25% of the amount by which the Canadian Allocation exceeds the certificate limit.

(vi) Subject to Section 1.6(d)(vii), if Recipient Party has withheld Transaction Shares pursuant to Section 1.6(d)(ii) or Section 1.6(d)(iii) and the CI stockholder does not deliver to the Recipient Party, prior to the Due Date, a Section 116 Certificate or delivers a Section 116 Certificate specifying a certificate limit less than the Canadian Allocation, the Recipient Party shall remit to the Receiver General of Canada the amount required to be remitted pursuant to subsection 116(5) of the Canadian Tax Act and shall provide evidence of such remittance to the CI Stockholder. The Recipient Party shall cause to be delivered to the CI Stockholder any remaining portion of the Canadian Escrow Shares.

(vii) The Due Date under Section 1.6(d)(v) and Section 1.6(d)(vi) may be extended to a later date if the Canada Revenue Agency confirms in writing to Recipient Party that Recipient Party may continue to hold the Canadian Escrow Shares without being subject to penalty and interest for late remittance, provided that a copy of such correspondence is delivered to the Recipient Party.

1.7 No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock and there shall be no further registration of transfers on the records of the Surviving Corporations or the Company of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to Parent or any Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8 Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the shares of Parent Common Stock into which the shares of Company Capital Stock formerly represented by such Company Certificates were converted or exchanged; provided, however, that, as a condition precedent to the issuance of such cash and certificates representing shares of Parent Common Stock, the owner of such lost, stolen or destroyed Company Certificates shall indemnify Parent against any claim that may be made against Parent or U.S. Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

1.9 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest (a) U.S. Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of AAI, LLC and Merger Sub and (b) Parent with the full right, title and possession to all shares of capital stock of each CI company, the officers and directors of AAI, LLC and Merger Sub will take all such lawful and necessary action.

1.11 Escrow. As the sole remedy for the indemnity obligations set forth in Article VII, at the Closing, the Stockholder shall deposit in escrow, to be held from the Closing Date until the later of (i) the first anniversary of the Closing Date and (ii) 30 days after Parent has filed with the SEC its annual report on Form 10-K or 10-KSB for the year ending December 31, 2007 (such period, the “Escrow Period”), and for such further period as may be required pursuant to the Escrow Agreement referred to below, an aggregate of 8,064,516 Escrow Shares, all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Parent, the Stockholder and Continental Stock Transfer & Trust Company, as escrow agent (“Escrow Agent”), in the form annexed hereto as Exhibit A (the “Escrow Agreement”).

1.12 Stockholder Matters.

(a) By his, her or its execution of this Agreement, the Stockholder and each of the CI Stockholders and Lim, in his, her or its capacity as a registered or beneficial stockholder of AAI and/or CI, and/or as a member of LLC, hereby approves and adopts this Agreement and authorizes each of AAI, each CI company and LLC, its respective directors, managers and officers to take all actions necessary for the consummation of the Business Combination and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the irrevocable written consent of the Stockholder, the CI Stockholders and Lim for purposes of the Applicable Corporate Laws. The Stockholder, each of the CI Stockholders and Lim also confirms that he, she or it is not entitled to any appraisal, dissenters’ or similar rights pursuant to the Applicable Corporate Laws.

(b) The Stockholder and each of the CI Stockholders, severally and not jointly, represents and warrants as follows: (i) all Parent Common Stock to be acquired by such Person pursuant to this Agreement will be acquired for his, her or its account and not with a view towards distribution thereof other than, with respect to any such Persons that are entities, transfers to its stockholders, partners or members; (ii) he, she or it understands that he, she or it must bear the economic risk of the investment in the Parent Common Stock, which cannot be sold by him, her or it unless it is registered under the Securities Act, or an exemption therefrom is available thereunder; (iii) he, she or it has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and all persons acting on Parent’s behalf concerning the business and operations of Parent and to obtain any additional information to the extent Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; and (iv) he, she or it has had access to the Parent SEC Reports filed prior to the date of this Agreement. The Stockholder and each of the CI Stockholders acknowledges, as to himself, herself or itself only, that (v) he, she or it is either (A) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a person possessing sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in Parent; and (vi) he, she or it understands that the certificates representing the Parent Common Stock to be received by him, her or it may bear legends to the effect that the Parent Common Stock may not be transferred except upon compliance with (C) the registration requirements of the Securities Act (or an exemption therefrom) and (D) the provisions of this Agreement. Any CI Stockholder that is an entity, for itself, represents, warrants and acknowledges, with respect to each holder of its equity interests, to the same effect as the foregoing provisions of this Section 1.12(b).

(c) The Stockholder, each of the CI Stockholders and Lim, severally and not jointly, represents and warrants that the execution and delivery of this Agreement by such Person does not, and the performance of his, her or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on such Person or the Company or, after the Closing, the Parent, or prevent consummation of the Business Combination or otherwise prevent the parties hereto from performing their obligations under this Agreement.

1.13 Appointed Director for Purposes of Escrow Agreement. At or prior to the Closing, the Board of Directors of Parent shall appoint one of its existing members (“Appointed Director”) who will continue to serve on Parent’s board following consummation of the Business Combination under the terms of the Voting Agreement to act on behalf of Parent and to take all necessary actions and make all decisions following the Closing pursuant to the Escrow Agreement regarding Parent’s rights under Article VII hereof. In the event the Appointed Director resigns from the Board, he shall have the right to appoint another member of the Board of Directors of Parent who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Parent and who has not had any compensatory business relationship with the Company prior to the Closing to serve as his successor in the role of Appointed Director.

1.14 Certain Registration Rights. At the Closing, Parent and the Stockholder shall execute and deliver a Registration Rights Agreement in the form annexed hereto as Exhibit B with respect to registration of the Transaction Shares (the “Registration Rights Agreement”).

1.15 Stub Period Tax Distributions. As soon as practicable after the Closing, there shall be distributed to the Stockholder and Lim as a group, pro ratably among each of them (as the only stockholders of AAI) the aggregate sum of (i) an amount equal to the product of (A) AAI’s net taxable income for the period commencing January 1, 2006 and ending on the date of Effective Time and (B) the highest combined marginal federal and state tax rate applicable to individuals residing in the State of California with respect to such income or gain (taking into account the amount and character of the income or gain) minus (ii) all previous distributions made by AAI to the Stockholder and Lim in respect of the 2006 taxable year and the 2007 taxable year, if applicable, prior to the Effective Time (the “Stub Period Tax Distribution”). The Stub Period Tax Distribution shall be allocated between the Stockholder and Lim pro ratably with their respective ownership of AAI (and giving effect to any purchase by the Stockholder of Lim’s interest in AAI prior to the Effective Time). The Stub Period Tax Distribution shall not be deemed to have been made to the Stockholder or Lim in consideration for the Business Combination and shall not be deemed additional “purchase price” paid by Parent for the Business Combination.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), each of the Company and the Stockholder severally and jointly represents and warrants to, and covenants with, Parent and Merger Sub, as set forth below in this Article II. In addition, Lim, solely with respect to himself, represents and warrants to, and covenants with, Parent and Merger Sub as set forth below in Section 2.3(a), 2.3 (c), 2.4(a), 2.4(c), 2.5(b) and 2.24. In addition, each of the CI Stockholders (other than the Stockholder), solely with respect to himself, herself or itself, represents and warrants to, and covenants with, Parent and Merger Sub as set forth below in Sections 2.3(b), 2.4(a), 2.4(c) and 2.24. As used in this Article II, and elsewhere in this Agreement, the term “Company” includes AAI, CI, LLC and their respective Subsidiaries, as hereinafter defined, unless the context clearly otherwise indicates.

2.1 Organization and Qualification.

(a) Each of AAI and each CI company is a corporation, and LLC is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its formation and has the requisite corporate or limited liability company power, as the case may be, and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The jurisdiction of formation of each of AAI, each CI company and LLC is as set forth on Schedule 2.1(a) hereto. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate or articles of incorporation, certificate or articles of formation, by-laws and operating agreements (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of each of AAI, each CI company and LLC (and their respective Subsidiaries), as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. The Company is not in violation of any of the provisions of any of the Charter Documents. AAI, LLC and each CI company and their respective Subsidiaries taken together, comprise all of the companies through which all of the American Apparel business or similar or related apparel businesses that are owned and operated jointly by the Stockholder and Lim, including all designing, marketing, branding, manufacturing, distribution and retail store operations in the U.S. and abroad, is operated.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1(b).

(c) The minute books of each of AAI, each CI company and LLC contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders and members (“Corporate Records”) since the time of their respective organization. Copies of such Corporate Records have been heretofore delivered to Parent or Parent’s counsel.

(d) The stock/equity transfer, warrant and option transfer and ownership records of each of AAI, each CI company and LLC contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock, equity interests and other securities of such company since the time of its organization. Copies of such records have been heretofore delivered to Parent or Parent’s counsel.

(e) AAI is a duly qualified “S” Corporation within the meaning of Section 1361 et seq. of the Internal Revenue Code of 1986, as amended. A valid election under IRC § 1362(a) to be treated as an “S” corporation is in effect for AAI. Other than in connection with the transactions contemplated hereby, no action has been taken by any shareholder of AAI or AAI to terminate AAI’s status as an “S” corporation.

2.2 Subsidiaries.

(a) The Company does not have any direct or indirect subsidiaries or participations in joint ventures other than those listed in Schedule 2.2 (the “Subsidiaries”). Except as set forth in Schedule 2.2, the Company does not own all of the outstanding equity securities of its respective Subsidiaries, free and clear of all Liens (as defined in Section 10.2(e)). Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Subsidiary that is a corporation or limited liability company is duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its state of incorporation or organization (as listed in Schedule 2.2) and has the requisite corporate or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2.

(d) The minute books of each Subsidiary contain true, complete and accurate records of all meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and stockholders or membership interest holders since its formation. Copies of the Corporate Records of each Subsidiary have been heretofore been delivered to Parent or Parent’s counsel.

2.3 Capitalization.

(a) The authorized capital stock of AAI consists of 1,000,000 shares of common stock, of which 100,000 shares are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable and are owned by the Stockholder and Lim in the respective amounts set forth on Schedule 2.3(a) hereto. All of such capital stock of AAI is owned by such Persons free and clear of any Liens (as defined) and, giving effect to the Stockholders Agreements Waivers as defined and provided for under Section 5.11(b) of this Agreement, such Person has all right (including under applicable laws governing marital property) to sell and transfer such capital stock as contemplated by this Agreement and upon such sale and transfer, such capital stock shall be acquired by Merger Sub free and clear of any Liens.

(b) The authorized capital stock of each CI company is as set forth on Schedule 2.3(b). All of the outstanding shares of capital stock of each CI company are validly issued, fully paid and nonassessable and are owned by the Persons who are indicated as CI Stockholders on the “CI Stockholders Signature Page” of this Agreement in the respective amounts set forth on Schedule 2.3(b) hereto. All of such capital stock of each CI company is owned by each such Person free and clear of any Liens and, giving effect to the Stockholders Agreements Waivers, such Person has all right (including under applicable laws governing marital property) to sell and transfer such capital stock as contemplated by this Agreement and upon such sale and transfer, such capital stock of each CI company shall be acquired by Parent or its designee free and clear of any Liens. The Stockholder is the ultimate owner of all outstanding shares of capital stock of each of the CI companies either directly or through nominees and has sole right and title to all such capital stock and to vote such capital stock and has the authority, power and capacity to cause his nominees to comply with the terms of this Agreement and the transactions contemplated hereby.

(c) The authorized capitalization of LLC consists of one class of membership interests, 50% of which are owned by the Stockholder and 50% of which are owned by Lim. All of LLC’s membership interests are validly issued, fully paid and nonassessable. All of such membership interests are owned by each such Person free and clear of any Liens and, giving effect to the Stockholders Agreements Waivers, such Person has all right (including under applicable laws governing marital property) to sell and transfer such membership interests as contemplated by this Agreement and upon such sale and transfer, such membership interest shall be acquired by AAI as contemplated by Section 5.26 of this Agreement free and clear of any Liens.

(d) As of the date of this Agreement, (i) no shares of Company Capital Stock or any membership interests of LLC or any Subsidiary (“Company Membership Interests”) are reserved for issuance upon the exercise of outstanding options granted to any person (“Company Stock Options”), and (ii) no shares of Company Capital Stock or Company Membership Interests are reserved for issuance upon the exercise of outstanding warrants or other rights (“Company Warrants”). There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option or Company Warrant as a result of the Business Combination.

(e) All outstanding shares of Company Capital Stock and all Company Membership Interests have been issued in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19).

(f) Giving effect to the Stockholders Agreements Waivers, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of the Company or any Subsidiary or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(g) Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(h) Giving effect to the Stockholders Agreement waivers, no outstanding shares of Company Capital Stock or Company Membership Interests are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

(i) The authorized and outstanding capital stock of each Subsidiary is as set forth in Schedule 2.3(i) hereto. Except as set forth in Schedule 2.3(i), the Company owns all of the outstanding equity securities and membership interests of each Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities or membership interests of any Subsidiary.

2.4 Authority Relative to this Agreement.

(a) Giving effect to the Stockholders Agreement Waivers, AAI, each CI company, LLC, the Stockholder, each of the CI Stockholders and Lim has all necessary power and authority to execute and deliver this Agreement and to perform its, his or her obligations hereunder and to consummate the transactions contemplated hereby (including the Business Combination).

(b) The execution and delivery of this Agreement and the consummation by each of AAI, each CI company and LLC of the transactions contemplated hereby (including the Business Combination) have been duly and validly authorized by all necessary corporate or limited liability company action on the part of each of AAI, each CI company and LLC (including the approval by its board of directors, managers, members and stockholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate or limited liability company proceedings on the part of the Company or its stockholders or members are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the Applicable Corporate Laws and the terms and conditions of this Agreement.

(c) This Agreement has been duly and validly executed and delivered by each of AAI, each CI company, LLC, the Stockholder and each of the CI Stockholders, and assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of each such Person, enforceable against each such Person in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(d) This Agreement has been duly and validly executed and delivered by Lim and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Lim, enforceable against him in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of AAI, each CI Company, LLC, the Stockholder, the CI Stockholders and Lim do not, and the performance of this Agreement by such Persons shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) conflict with or violate any Legal Requirements (as defined in Section 10.2(c)),

(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by each of AAI, each CI Company, LLC the Stockholder, the CI Stockholders and Lim does not, and the performance of its, his or her obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and, if applicable, the Competition Act (Canada) and Investment Canada Act (together, the “Canada Acts”) and the expiration of the required waiting periods thereunder, (iii) the consents, approvals, authorizations and permits described in Schedule 2.5(b) hereto, (iv) for the application with the Canada Revenue Agency for the Section 116 Certificate, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, Parent, U.S. Surviving Corporation or the CI companies or prevent consummation of the Business Combination or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance. The Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

2.7 Financial Statements.

(a) AAI has provided to Parent audited consolidated financial statements (including any related notes thereto) for the fiscal year ended June 30, 2004, the transition six month period ended December 31, 2004 and draft consolidated financial statements (including any related notes thereto) for the fiscal year ended December 31, 2005 and CI has provided to Parent audited combined financial statements for the fiscal years ended December 31, 2004 and 2005 (collectively, the “Annual Financial Statements”). The Annual Financial Statements were prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with generally accepted accounting principles of the United States (“U.S. GAAP”) or Canada (“Canada GAAP”), as applicable, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of the applicable companies at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) AAI has provided to Parent a correct and complete copy of the unaudited consolidated financial statements (including any related notes thereto) of AAI for the ten-month period ended October 31, 2006 and CI has provided to Parent a correct and complete copy of the unaudited combined financial statement (including, any notes thereto) of CI for the ten-month period ended October 31, 2006 (collectively, the “Stub Financial Statements”). The Stub Financial Statements comply as to form in all material respects, and were prepared in accordance, with the published rules and regulations of any applicable Governmental Entity and with U.S. GAAP or Canada GAAP, as applicable, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), are consistent with the Annual Financial Statements and fairly present in all material respects the financial position of the applicable companies at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal audit adjustments.

(c) The books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) The accounts and notes receivable of the Company reflected on the balance sheets included in the Annual Financial Statements and the Stub Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company. All inventory reflected on the Annual Financial Statements and the Stub Financial Statements were produced in the ordinary course of business consistent with past practice and represents saleable goods.

(e) LLC has not conducted any operations since January 1, 2004 and has not had any revenues, expenses or losses since such date and has no obligations to any party, whether now owing or which would become owed given the passage of time, except as set forth on Schedule 2.7(e), and has not been audited and has not produced financial statements (nor has it been required to under law or contract) since such date. LLC is not a party to any Company Contract (as defined). LLC has no assets or liabilities.

2.8 No Undisclosed Liabilities. Except as set forth in Schedule 2.8 hereto, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Stub Financial Statements or in the notes to the Annual Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since January 1, 2006, none of which would have a Material Adverse Effect on the Company.

2.9 Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto or in the Stub Financial Statements, since January 1, 2006, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices, (vii) any change in the auditors of the Company, (viii) any issuance of capital stock of the Company, (ix) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10 Litigation.

(a) Schedule 2.10(a) sets forth all claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any director or officer thereof before any court, government department, commission, agency, instrumentality or authority, or any arbitrator.

(b) Except as disclosed in Schedule 2.10(b) hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company, the Stockholder, any of the CI Stockholders or Lim before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Business Combination.

2.11 Employee Benefit Plans.

(a) Schedule 2.11(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (individually, a “Plan” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent or the Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b) Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.12 Labor Matters. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and the Company does not know of any activities or proceedings of any labor union to organize any such employees. Any action, complaint or investigation brought against the Company by the National Labor Relations Board or any other federal, foreign, state, provincial or local government or agency or administrative body since inception of any of AAI or any CI company is listed on Schedule 2.12 hereto.

2.13 Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, to the Company’s knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

2.14 Title to Property.

(a) All real property owned by the Company (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of the Company included in the Stub Financial Statements. The Company has good, valid and marketable fee simple title to the real property owned by it, and except as set forth in the Stub Financial Statements or on Schedule 2.14(a) hereto, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Schedule 2.14(a) hereto also contains a list of all options or other contracts under which the Company has a right to acquire any interest in real property.

(b) All leases of real property held by the Company, and all personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements, other than those entered into or acquired on or after January 1, 2006 in the ordinary course of business. The Company has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements or in Schedule 2.14 hereto, none of which liens or encumbrances has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company.

(c) All leases pursuant to which the Company leases from others material real or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company.

(d) The Company is in possession of, or has valid and effective rights to, all properties, assets and rights (including Intellectual Property) required for the conduct of its business in the ordinary course.

2.15 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, foreign, state, provincial, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b) Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the with any Tax authority prior to the date hereof, except such Returns which are not material to the Company. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Returns. Each member of the LLC and each stockholder of AII have filed individual Returns as and when required with respect to their ownership of LLC and AAI and has paid all Taxes shown to be due and payable on such Returns.

(ii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) The Company (or in the case of LLC or AAI, any LLC member or AAI stockholder) has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company (or such person), nor has the Company (or any such person) executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) To the knowledge of the Company and the Stockholder, no audit or other examination of any Return of the Company (or any LLC member or AAI stockholder) by any Tax authority is presently in progress, nor has the Company or the Stockholder been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by the Company (or any LLC member or AAI stockholder) has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vi) The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Stub Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company.

(vii) Neither the Company nor the Stockholder has taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Business Combination from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(viii) No transaction or arrangement between a CI company and any person with whom the CI company was not dealing at arm’s length within the meaning of the Income Tax Act (Canada) involving the acquisition, delivery, disposition or provision of property or services or the right to use property or services, took place for consideration that is other than the fair market value for such property, services or right and such transaction or arrangement was made on arm’s length terms and conditions. Each CI company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada) with respect to all transactions and arrangements between such CI company and any non-resident person, within the meaning of the Income Tax Act (Canada), with whom such CI company was not dealing at arm’s length, within the meaning of the Income Tax Act (Canada).

(ix) None of the CI companies is subject to a liability for Taxes of any other person, including without limitation, liability arising under section 160 of the Income Tax Act (Canada). None of the CI companies has (a) made any payment, (b) is obligated to make any payment, or (c) is a party to any agreement under which it could be obligated to make any payment, that will not be deductible in computing its income under the Income Tax Act (Canada) by virtue of section 67 of the Income Tax Act (Canada).

2.16 Environmental Matters.

(a) Except as disclosed in Schedule 2.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company has complied with all applicable Environmental Laws (as defined below); (ii) the properties currently operated by the Company (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned or operated by the Company were not contaminated with Hazardous Substances during the period of ownership or operation by the

Company or, to the Company’s knowledge, during any prior period; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) the Company has not been associated with any release or threat of release of any Hazardous Substance; (vi) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (vii) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any federal, foreign, state, provincial, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(d) Schedule 2.16(d) sets forth all environmental studies and investigations completed or in process with respect to the Company and/or its subsidiaries or their respective properties or assets, including all phase reports, that are known to the Company. All such written reports and material documentation relating to any such study or investigation has been provided by the Company to Parent.

2.17 Brokers; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except as disclosed in Schedule 2.17 hereto, no shares of common stock, options, warrants or other securities of either the Company or Parent are payable by the Company, the Stockholder, the CI Stockholders or Lim to any third party by the Company as a result of the Business Combination.

2.18 Intellectual Property.

(a) Schedule 2.18 hereto contains a description of all material Intellectual Property of the Company. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

“Company Products” means all current versions of products or service offerings of the Company.

(b) Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted or as presently contemplated to be conducted. Except as disclosed in Schedule 2.18 hereto, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

(d) The operation of the business of the Company as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and the Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19(a) hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including without limitation outstanding offers and proposals) of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (I) providing for payments (present or future) to the Company in excess of $50,000 in the aggregate or (II) under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $50,000, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company and (z) without limitation of subclause (x) or subclause (y), each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from the Company by any officer, director, stockholder or holder of derivative securities of the Company (each such person, an “Insider”);

(ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

(iii) any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv) any Company Contract of employment or management;

(v) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(vi) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii) any collective bargaining agreement with any labor union;

(ix) any lease or similar arrangement for the use by the Company of real property or personal property (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business where the annual lease payments are less than $25,000);

(x) any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property;

(xi) any Company Contract to which any Insider of the Company is a party; and

(xii) any offer or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies), except where same has not had and would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts and offers and proposals, which, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts or oral offers and proposals, which if accepted, would constitute Material Company Contracts), and of all outstanding offers and proposals of the Company have been heretofore delivered to Parent or Parent’s counsel.

(c) Except as set forth in Schedule 2.19(c), neither the Company nor, to the best of the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company. Each Material Company Contract to which the Company is a party or by which it is bound that has not expired by its terms is in full force and effect.

2.20 Insurance. Schedule 2.20 sets forth the Company’s insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by such Insurance Policies are adequate in amount and scope for the Company’s business and operations, including any insurance required to be maintained by Company Contracts.

2.21 Governmental Actions/Filings.

(a) Except as set forth in Schedule 2.21(a), the Company has been granted and holds, and has made, all Governmental Actions/Filings (as defined below) (including, without limitation, the Governmental Actions/Filings required for (i) emission or discharge of effluents and pollutants into the air and the water and (ii) the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by the Company of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company, and true, complete and correct copies of which have heretofore been delivered to Parent. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 2.21(a) hereto, will not expire prior to December 31, 2008, and the Company is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company.

(b) Except as set forth in Schedule 2.21(b), no Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

(c) For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, foreign, state, provincial, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22 Interested Party Transactions.

(a) Except as set forth in the Schedule 2.22 hereto, no employee, officer, director or stockholder of the Company or a member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees.

(b) Except as set forth in Schedule 2.22, to the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, stockholder, officer or director of the Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company.

(c) Except as set forth in Schedule 2.22, to the knowledge of the Company, no officer, director, manager, member or stockholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

(d) The Company is not a guarantor to the debt or other obligations of any of its directors, officers, stockholders, members, employees or affiliates (“Company Guarantees”).

2.23 Board Approval. The board of directors or managers, as they case may be, of each of AAI, each CI company and LLC (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

2.24 Stockholder or Member Approval. The shares of Company Capital Stock owned by the Stockholder, the CI Stockholders and Lim constitute, in the aggregate, all of the outstanding capital stock of each of AAI and each CI company, and the Company Membership Interests owned by the Stockholder and Lim constitute, in the aggregate, all of the outstanding equity interest in LLC, and therefore represents, in each case, the requisite amount of shares necessary for the adoption of this Agreement and the approval of the Business Combination by the stockholders or members of each of AAI, each CI company and LLC in accordance with the Company’s Charter Documents and the Applicable Corporate Laws.

2.25 Product Liability; Product Recalls. The Company never been found liable in a cause of action based on any product liability or related claims and has never been a party to any action alleging same. Schedule 2.25 sets forth a detailed description of each recall of any product of the Company since January 1, 2001.

2.26 Lim Option Agreement. The certain agreement by and between the Stockholder and Lim, dated as of November 9, 2006 (“Lim Option Agreement”), by which the Stockholder has the right, at any time before May 1, 2006, 5:00 PM (PDT), to purchase all of the Company Capital Stock and Company Membership Interests currently owed by Lim is in full force and effect and the Stockholder is not in default thereunder.

2.27 Privacy Matters.

(a) Each of the CI companies carries on and has carried on its business in compliance with all applicable laws including the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (Alberta), and the Personal Information Protection Act (British Columbia) (collectively “Privacy Laws”) relating to the protection of information about an identifiable individual which is protected by Privacy Laws (“Personal Information”) wherever such Personal Information may be situate;

(b) Where consent of an individual to the collection, use or disclosure of Personal Information is required, either by law or in accordance with the Privacy Policies such consent has been obtained in accordance with Privacy Law and with the privacy policies of each of the CI companies (the “Privacy Policies”);

(c) All Personal Information held by the CI companies was collected and is used and disclosed by the CI companies for reasonable and legitimate purposes in accordance with Applicable Law and the Privacy Policies;

(d) The CI companies have not transferred Personal Information to any agent or other third party service provider or contractor for any purpose.

(e) There are no pending or proposed changes to Privacy Laws which would render unlawful or restrict the operations of the CI companies, or any part thereof, or the manufacture, sale, distribution or provision of any products or services by the CI companies; and

(f) No Investigations, Orders or Offences. There are no current or unresolved requests for access to Personal Information and the CI companies have not been the subject of a complaint, audit, review, investigation or inquiry or similar proceeding, made under any Privacy Law.

2.28 Representations and Warranties Complete. The representations and warranties of the Company included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.29 Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive the Closing until the end of the Escrow Period.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Parent Schedule”), Parent represents and warrants to, and covenants with, the Company as follows:

3.1 Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to the Company. Parent is not in violation of any of the provisions of Parent’s Charter Documents.

(b) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.2 Subsidiaries.

(a) Except for the Merger Sub, which is a wholly-owned subsidiary of Parent, Parent has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) The Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its formation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Neither of the Merger Sub is in violation of any of the provisions of its Charter Documents.

(c) The Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement. The representations and warranties with respect to the Merger Sub in Section 3.2 hereof shall apply equally to any Canadian Newco incorporated after the date hereof.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 19,910,745 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b) Except as set forth in Schedule 3.3(b), (i) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”). All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.19). Parent has heretofore delivered to the Company true, complete and accurate copies of the Parent Warrants, including any and all documents and agreements relating thereto.

(c) The shares of Parent Common Stock to be issued by Parent in connection with the Business Combination, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable.

(d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement or the Parent SEC Reports (as defined in Section 3.7), there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Parent is a party or by which the Parent is bound with respect to any equity security of any class of the Parent.

(e) Except as provided for in this Agreement or as set forth in Section 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Parent are issuable and no rights in connection with any shares, warrants, options or other securities of the Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.4 Authority Relative to this Agreement. Each of Parent and the Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent or the Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and the Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Business Combination). The execution and delivery of this Agreement and the consummation by Parent and the Merger Sub of the transactions contemplated hereby (including the Business Combination) have been duly and validly authorized by all necessary corporate action on the part of Parent and the Merger Sub (including the approval by their respective Boards of Directors), and no other corporate proceedings on the part of Parent or any of the Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Parent and the Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and the Merger Sub, enforceable against Parent and the Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and the Merger Sub do not, and the performance of this Agreement by Parent and the Merger Sub shall not: (i) conflict with or violate Parent’s or the Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or the Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent and the Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent or Merger Sub is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iii) the filing of the Section 116 Certificate and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Business Combination or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6 Compliance. Parent has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements. Parent is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent.

3.7 SEC Filings; Financial Statements.

(a) Parent has made available to the Company and the Stockholder the CI Stockholders and Lim a correct and complete copy of each report and registration statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. All Parent SEC Reports required to be filed by Parent in the twelve (12) month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning any Parent SEC Report as of any time other than the date or period with respect to which it was filed.

(b) Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

3.8 No Undisclosed Liabilities. Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since January 1, 2006 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent.

3.9 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since January 1, 2006, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Parent, (vii) any issuance of capital stock of Parent, or (viii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

3.10 Litigation. There are no claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Business Combination.

3.11 Employee Benefit Plans. Except as may be contemplated by the Parent Plan (as defined in Section 5.1(b)), Parent does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 Labor Matters. Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent and Parent does not know of any activities or proceedings of any labor union to organize any such employees.

3.13 Restrictions on Business Activities. Since its organization, Parent has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Parent.

3.14 Title to Property. Parent does not own or lease any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Taxes. Except as set forth in Schedule 3.15 hereto:

(a) Parent has timely filed all Returns required to be filed by Parent with any Tax authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such Returns.

(b) All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) Parent has not been delinquent in the payment of any material Tax that has not been accrued for in Parent’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(f) Parent has no liability for any material unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g) Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.16 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Parent has complied with all applicable Environmental Laws; (ii) Parent is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Parent has not been associated with any release or threat of release of any Hazardous Substance; (iv) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (v) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17 Brokers. Except as set forth in Schedule 3.17, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18 Intellectual Property. Parent does not own, license or otherwise have any right, title or interest in any material Intellectual Property or material Registered Intellectual Property, except non-exclusive rights to the name “Endeavor” and “SPAC”.

3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, and with respect to confidentiality and nondisclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by Parent on 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

(b) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of Parent have been heretofore delivered to the Company.

(c) Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

3.20 Insurance. Except for directors’ and officers’ liability insurance, Parent does not maintain any Insurance Policies.

3.21 Interested party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent; (b) to Parent’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent; and (c) to Parent’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

3.22 Indebtedness. Parent has no indebtedness for borrowed money.

3.23 American Stock Exchange Quotation. Parent Common Stock is quoted on the American Stock Exchange (“AMEX”). There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by the American Stock Exchange with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

3.24 Board Approval. The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Business Combination and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Business Combination is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets.

3.25 Trust Fund. As of the date hereof and at the Closing Date, Parent has and will have no less than $124,043,336 invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Escrow Agent (the “Trust Fund”), less any amounts contemplated as being deducted from or reserved against such Trust Fund in Section 5.25 of this Agreement.

3.26 Governmental Filings. Except as set forth in Schedule 3.26, Parent has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Parent of its business (as presently conducted) or used or held for use by Parent, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2008, and Parent is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Parent.

3.27 WTO Investor. Parent is a “WTO Investor” under the Investment Canada Act.

3.28 Representations and Warranties Complete. The representations and warranties of Parent included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.29 Survival of Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall survive until the Closing.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company and Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, the Stockholder, Parent and the Merger Sub shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its best efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, the Stockholder, Parent and the Merger Sub shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or Parent, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Parent license on an exclusive basis or sell any Intellectual Property of the Company, or Parent as applicable;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company and Parent, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g) Amend its Charter Documents;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Except for borrowing under the Company’s existing credit facilities in the ordinary course of business or any new borrowing arrangements entered into by the Company for the purpose of operating the business in the ordinary course or replacing currently existing mezzanine borrowing in the approximate amount of $15 million with C3 Capital Partners and syndicated lenders, incur any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, nor shall the Company modify or terminate any of its existing credit facilities;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Stub Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period;

(p) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(q) Settle any litigation to which an Insider is a party or where the consideration given by the Company is other than monetary;

(r) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(s) Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(t) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(u) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(v) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(w) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business consistent with past practice; or

(x) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (w) above.

4.2 Exclusivity.

(a) Each of the Stockholder, each CI Stockholder and Lim, and the Company shall not, and the Company shall use reasonable best efforts to cause each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any person or entity (other than the Parent) concerning any Acquisition Transaction or (ii) take any other action intended or designed to facilitate the efforts of any person or entity (other than Parent) relating to a possible Acquisition Transaction. For purposes of this Agreement, the term “Acquisition Transaction” shall mean any of the following involving the Company or any subsidiary of the Company: (i) any merger, consolidation, share exchange, business combination or other similar transaction; or (ii) any sale, lease, exchange, transfer or other disposition of any of the assets of the Company or Subsidiaries (other than in the normal course of business consistent with past practice) or any shares of the capital stock of the Company or any Subsidiary in a single transaction or series of transactions.

(b) In the event that there is an unsolicited proposal for or an unsolicited indication of a serious interest in entering into, an Acquisition Transaction, communicated to the Company, the Stockholder, any CI Stockholder or Lim or any of their representatives or agents, such party shall immediately (and in no less than 48 hours) give written notice of same to the Parent.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Audited Financials; Proxy Statement; Special Meeting.

(a) As soon as practicable after the date hereof (and no later than January 30, 2007), the Company shall deliver to Parent complete financial statements (including, but not limited to, statements or operations, statements of cash flows and balance sheets and notes thereto) for:

(i) AAI on a consolidated basis for the years ended December 31, 2005 and 2004 as audited and reported on by one or more PCOAB-registered accounting firm (“Audited AAI Annual Financials”), and unaudited for the ten months ended October 31, 2006 (“Affirmed AAI Stub Financials”), such PCOAB-registered accounting firms (“Accounting Firms”) to be reasonably satisfactory to Parent (it being acknowledged by Parent that Marcum Kleigman is acceptable);

(ii) CI on a combined basis for the years ended December 31, 2005 and 2004 as audited and reported on by the Accounting Firm (“Audited CI Annual Financials” and, together with the Audited AAI Annual Financials, the “Audited Annual Financials”), and unaudited for the ten months ended October 31, 2006 (“Affirmed CI Stub Financials” and, together with the Affirmed AAI Stub Financials, the “Affirmed Stub Financials”); and

(iii) All other audited and unaudited financial information required for the proxy materials discussed below.

(b) As soon as is reasonably practicable after receipt by Parent from the Company of all financial information required for the proxy materials discussed below (including the Audited Annual Financials and Affirmed Stub Financials) and other information relating to the Company as Parent may reasonably request for its preparation, and the Fairness Opinion (as defined) has been obtained by Parent from a qualified investment bank, Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of: (i) the adoption of this Agreement and the approval of the Business Combination (“Parent Stockholder Approval”); (ii) the change of the name of Parent to a name selected by the Company (the “Name Change Amendment”); (iii) an increase in the number of authorized shares of Parent Common Stock to 120 million shares (the “Capitalization Amendment”); (iv) an amendment to remove the preamble and Sections A through D, inclusive, of Article Sixth from Parent’s Certificate of Incorporation from and after the Closing and to redesignate and restate Section E as Article Sixth and to otherwise ensure that the provisions contemplated by the Voting Agreement are permitted; and (v) the adoption of a Performance Equity Plan in form and substance reasonably acceptable to Parent and the Stockholder (“Parent Plan”), at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Special Meeting”). The Parent Plan shall provide that an aggregate of 2,710,000 shares of Parent Common Stock shall be reserved for issuance pursuant to the Parent Plan. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Parent Common Stock (the “Proxy Statement”). The Company shall furnish to Parent on a timely basis all information concerning the Company (or any of the Subsidiaries) as Parent may reasonably request in connection with the preparation of the Proxy Statement. The Company and its counsel shall be given an opportunity to review, comment on and approve (which such approval shall not be unreasonably withheld, delayed or conditioned) the Proxy Statement prior to its filing with the SEC. Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use best efforts to cause the Proxy Statement to be approved for issuance by the SEC as promptly as practicable. Parent shall also take any and all such actions to satisfy the requirements of the Securities Act and the Exchange Act. Prior to the Closing Date, Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued pursuant to the Business Combination to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States in which it is believed, based on information furnished by the company, holders of the Company Capital Stock reside and to take any other such actions that may be necessary to enable the Parent Common Stock to be issued pursuant to the Business Combination in each such jurisdiction.

(c) As soon as practicable following its approval by the Commission, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the Delaware General Corporate Law (“DGCL”) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Business Combination and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting, including, without limitation, the matters described Section 5.1(a).

(d) Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company (and the Subsidiaries) supplied by the Company for inclusion in the Proxy Statement will not as of date of its distribution to the holders of Parent Common Stock (or any amendment or supplement thereto) or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(e) Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Business Combination, and shall otherwise use best efforts to obtain the Parent Stockholder Approval.

(f) The Company also shall cooperate with Parent and provide all information reasonably requested by Parent in connection with any application or other filing made to maintain or secure listing of Parent’s securities on the American Stock Exchange, Nasdaq, OTC-BB or other exchange or trading market.

5.2 Directors and Officers of Parent and the Surviving Corporations. Subject to limitations imposed under applicable laws, the parties shall take all necessary actions so that the persons listed in Schedule 5.2 (as same shall be completed prior to Closing) are elected to the positions of officers and directors of Parent and U.S. Surviving Corporation, effective immediately after the Closing. The Stockholder and those stockholders of Parent stated to be parties thereto shall enter into a Voting Agreement in the form of Exhibit C hereto concurrently with the execution of this Agreement.

5.3 Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Parent (in the case of the Company and the Stockholder) or the Company (in the case of Parent and Merger Sub), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably delay, withhold or condition approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

5.4 Other Actions.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), which the Company may review and comment upon prior to filing. Any language included in such Current Report that reflects the Company’s comments, as well as any text as to which the Company has not commented upon being given a reasonable opportunity to comment, shall, notwithstanding the provisions of Section 5.3, be deemed to have been approved by the Company and may henceforth be used by Parent in other filings made by it with the SEC and in other documents distributed by Parent in connection with the transactions contemplated by this Agreement without further review or consent of the Stockholder or the Company. Promptly after the execution of this Agreement, Parent and the Company shall also issue a press release announcing the execution of this Agreement (“Press Release”).

(b) At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and such other information that may be required to be disclosed with respect to the Business Combination in any report or form to be filed with the SEC (“Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Business Combination hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall file the Closing Form 8-K with the SEC and distribute the Closing Press Release.

5.5 Required Information. In connection with the preparation of the Signing Form 8-K, Closing 8-K Form 8-K and Press Release, or any other statement, filing, notice or application made by or on behalf of Parent and/or the Company to any third party and/or any Governmental Entity in connection with the Business Combination or the other transactions contemplated hereby, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Business Combination. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.6 Confidentiality; Access to Information.

(a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will destroy or return or cause to be returned to the other all documents and other material obtained from the other in connection with the Business Combination contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Business Combination contemplated hereby.

(b) Access to Information.

(i) The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Business Combination.

(ii) Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including the status of business or product development efforts, properties, results of operations and personnel of Parent, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Business Combination.

5.7 Cashless Exercise of Warrants. The parties hereto agree that, in connection with any redemption of Parent’s outstanding warrants, Parent shall offer holders thereof the opportunity to exercise such warrants on a cashless basis.

5.8 Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, the Merger Sub, the Company and the Stockholder agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Business Combination and the other transactions contemplated by this Agreement, including using best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in Schedule 2.5 of the Company Disclosure Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and each of AAI and each CI company and its respective board of directors shall, if any state or provincial takeover statute or similar statute or regulation is or becomes applicable to the Business Combination, this Agreement or any of the transactions contemplated by this Agreement, use its best efforts to enable the Business Combination and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

(b) Each of the Company, the Stockholder and Parent shall further cooperate with each other and use their respective best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Business Combination and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Parent) and/or any Governmental Entity in order to consummate the Business Combination or any of the other transactions contemplated hereby. This obligation shall include, on the part of Parent, sending a termination letter to Escrow Agent in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Parent and Escrow Agent dated as of December 15, 2005. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company, the Stockholder and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Business Combination and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company, the Stockholder and Parent shall act reasonably and as promptly as practicable.

(c) Each of the CI Stockholders and Lim shall take such actions and execute all documents necessary, proper and advisable to consummate the transactions contemplated hereby. The foregoing obligations shall include providing all information concerning each of them and/or their ownership of AAI, LLC or any CI company required to be included in the Proxy Statement, 8-Ks, stock exchange listing applications and other filings described in this Agreement.

5.9 Treatment as a Reorganization. Neither Parent, the Company, the Stockholder, any of the CI Stockholders, nor Lim shall take any action prior to or following the Business Combination that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

5.10 No Parent Common Stock Transactions. The Stockholder and each of the CI Stockholders shall not, prior to 36 months after the Closing, sell, transfer or otherwise dispose of an interest in any of the shares of Parent Common Stock he, she or it receives as a result of the Business Combination other than as permitted pursuant to the Lock-Up Agreement in the form of Exhibit D hereto executed by such Persons concurrently with the execution of this Agreement.

5.11 Certain Claims.

(a) As additional consideration for the transactions prescribed hereby, each of the Stockholder, each CI Stockholder and Lim hereby releases and forever discharges, effective as of the Closing Date, each other and the Company and Subsidiaries and their respective directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Person’s (i) status as a holder of an equity interest in the Company or any Subsidiary; and (ii) employment, service, consulting or other similar agreement entered into with the Company or any Subsidiary prior to Closing to the extent that the basis for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of such Persons set forth in this Agreement or any other documents executed in connection with the transactions contemplated hereby.

(b) Each party to the (a) stockholders agreement by and among AAI, the Stockholder and Lim in its current form (“AAI Stockholders Agreement”), (b) stockholders agreement by and among any CI company and any of the CI Stockholders in its current form (“CI Stockholders Agreements”) and (c) operating agreement of LLC in its current form (“LLC Operating Agreement” and collectively, with the AAI Stockholders Agreement, CI Stockholders Agreement and any nominee agreements, the “Stockholders Agreements”) hereby irrevocably waives, solely with respect to this Agreement and the transactions and the other documents contemplated hereby, any rights he, she or it may have thereunder that would prevent any Person from executing and delivering this Agreement or performing its obligations hereunder or which would otherwise diminish the rights of any party to this Agreement or prevent the consummation of the Business Combination. Each such Person also hereby agrees that each of the Stockholders Agreements shall be immediately and automatically terminated not later than the date of the Closing and each party thereto hereby automatically waives, effective as of the Closing and only upon consummation of the Business Combination, any and all claims and rights whatsoever that he, she or it may have against any other party thereto with respect to any matter thereunder. Notwithstanding the foregoing, the LLC Operating Agreement shall not so terminate and shall be restated and amended, effective as of the Closing Date, in such form and substance as Parent may determine. All of the waivers, terminations and other actions contemplated by this Section 5.11(b) shall be referred to collectively in this Agreement as the “Stockholders Agreements Waivers.”

5.12 No Securities Transactions. Neither the Company or the Stockholder, nor any of the CI Stockholders or Lim or any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

5.13 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company, the Stockholder, each of the CI Stockholders and Lim acknowledges that they have read Parent’s final prospectus dated December 15, 2005 and understand that Parent has established the Trust Fund for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Fund only (a) to Parent’s public stockholders in the event they elect to convert their shares into cash in accordance with Parent’s Charter Documents and/or the liquidation of Parent or (b) to Parent after it consummates a business combination. The Company, the Stockholder, each of the CI Stockholder and Lim further acknowledge that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by December 15, 2007, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company, the Stockholder, each of the CI Stockholders and Lim for themselves and their subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and affiliates, hereby waive all rights, title, interest or claim of any kind against Parent and the Merger Sub to collect from the Trust Fund any monies that may be owed to them by Parent or the Merger Sub for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent or the Merger Sub (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent.

5.14 Disclosure of Certain Matters.

(a) Each of Parent, the Company and the Stockholder will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Company, or (e) would require any amendment or supplement to the Proxy Statement/Prospectus. The parties shall have the obligation to supplement or amend the Company Schedules and Parent Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to changes expressly contemplated by this Agreement or which are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

(b) Each of the CI Stockholders and Lim will provide Parent with prompt written notice of any event, development or condition that would cause any of such Person’s representations and warranties to become untrue or misleading or which may affect his, her or its ability to consummate the transactions contemplated by this Agreement,

5.15 AMEX Listing. Parent shall use its best efforts to continue listing of the Parent Common Stock, the Units issued in Parent’s initial public offering and the class of warrants included in such Units on the American Stock Exchange. If continued listing is not secured by the Closing, the parties shall continue to use their best efforts after the Closing to obtain such listing. The Company will use its best efforts to provide Parent with information regarding the Company required in connection therewith.

5.16 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent as provided in the Charter Documents of Parent or in any indemnification agreements shall survive the Business Combination and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, the Parent and U.S. Surviving Corporation shall cause to be maintained in effect the current policies of directors and officers liability insurance maintained by Parent and the Company, respectively, (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.16.

(d) The provisions of this Section 5.16 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent for all periods ending on or before the Closing Date and may not be changed without the consent of the Appointed Director.

5.17 Stockholder Obligations.

(a) The Stockholder, each of the CI Stockholders and Lim shall repay to the Company, on or before the Closing, all direct and indirect indebtedness and other obligations owed by them to the Company, including the indebtedness and other obligations described in Schedule 2.22 and all other amounts owed by them to the Company.

(b) The Company, the Stockholder, each of the CI Stockholders and Lim, and shall take all necessary actions prior to the Closing to terminate (effective and conditioned up on the Closing) of any and all guarantees furnished by the Company on behalf of any such person, including the Company Guarantees, if any, and as otherwise described in Schedule 2.22.

5.18 Certain Financial Information. Within 20 days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements of the Company (including for each of AAI and the CI companies) for such month, including a balance sheet, statement of operations, statement of cash flows and statement of stockholders’ equity, that are certified as correct and complete by the Chief Executive Officer and Chief Financial Officer of the Company, prepared in accordance with the U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

5.19 Access to Financial Information. The Company will, and will cause its auditors to, (a) continue to provide Parent and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and Stub Financial

Statements and the financial information furnished pursuant to Section 5.18 hereof and (b) cooperate fully with any reviews performed by Parent or its advisors of any such financial statements or information.

5.20 Company Financials and EBITDA for Year Ending December 31, 2006.

(a) The Company shall cause the Accounting Firm (as defined) to deliver to Parent audited combined consolidated financial statements of the Company, including statements of operations, statements of cash flows, statements of stockholders equity and balance sheet for the fiscal years ending December 31, 2006 (the “Audited 2006 Financials”) on or prior to March 31, 2007. The date such audited financial statements are delivered to Parent shall be referred to herein as the “Audit Delivery Date.” The Audited Financials shall present the financials of AAI and each of the CI companies and each subsidiary thereof on a combined consolidated basis.

(b) Within five business days after the Audit Delivery Date, the Accounting Firm shall also prepare and deliver to Parent a statement of the Company’s EBITDA for the year ending December 31, 2006 (“2006 EBITDA”), which shall be (i) based on the financial statements audited by it for December 31, 2006, (ii) derived utilizing generally accepted accounting principles and (iii) certified as true and complete by the Company’s Chief Executive Officer and Chief Financial Officer (“2006 EBITDA Statement”). If Parent does not object to the accuracy and completeness of the information and calculations set forth in the 2006 EBITDA Statement by giving written notice of such objection to the Company within five business days of receipt of such information, same shall be deemed final and binding on Parent and the Company. If timely objection is made, Parent, the Company and the Accounting Firm shall use their reasonable and cooperative efforts to ascertain and remedy the inaccuracies contained in such statement and to resolve the objection within five business days of the objection. At the end of such five business day period, the Accounting Firm shall reissue the 2006 EBITDA Statement with any changes it deems reasonable and necessary based on the information made known to it by Parent or the Company and same shall be deemed final and binding on the Parent and the Company.

(c) “EBITDA” for purposes of this Agreement shall consist of the Company’s net income (loss) plus interest, taxes, depreciation and amortization and non-cash stock compensation expense. The term “EBITDA” shall not include any EBITDA generated by Parent, the Company or any subsidiary thereof from any businesses or assets acquired by any of them after the Effective Time.

(d) For purposes of calculating 2006 EBITDA only, EBITDA shall exclude those items described on Schedule 5.20(d); provided, however, that such exclusions shall not exceed $5,000,000 in the aggregate.

5.21 Certain Financial Projections for Year Ending December 31, 2007.

(a) Within five days after the Audit Delivery Date, the Company shall supply Parent with all information and documentation (collectively, the “Projections”) reasonably requested by Parent and otherwise necessary to reasonably support the Company’s good faith projections for:

(i) its full-year adjusted EBITDA for the year ending December 31, 2007 (“Projected 2007 EBITDA”); and

(ii) its annualized adjusted EBITDA run rate at December 31, 2007 for the immediately following twelve months (“Projected 2008 Annualized Run Rate”).

(b) For purposes of these projections, EBITDA shall exclude the items set forth in Schedule 5.2.

(c) The Projections shall be based on (i) commercially reasonable methodologies customarily used in the retail and apparel industries, (ii) the Company’s accounting and sales books and records, (iii) the audited financials of the Company and (iv) other documentation and information that would be customary with respect to industry practice and generally accepted accounting principles. The Projections shall be certified by the Company’s Chief Executive Officer and principal accounting officer as having been prepared in good faith, in accordance with this Agreement and utilizing all relevant information known to such officers after due inquiry.

5.22 HSR. If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be shared equally by Parent and the Company.

5.23 Company Contract Consents. As soon as practicable after the date hereof and prior to the Closing Date, the Company and the Stockholder shall use best efforts to negotiate with each party to each of the Material Company Contracts and take reasonable action to obtain the consent of each such party required for the assignment of each Company Contract to the Parent or Merger Sub, as appropriate, in each case without change to the terms or provisions of such Company Contract and without the payment of any consideration and to obtain the consent to the Business Combination and related transactions from any third party for which consent is required, including but not limited to all lessors, US Bank, N.A., and C3 Capital Partners, L.P. (collectively, the “Company Contract Consents”). Each Company Contract Consent shall be conditioned upon the consummation of the Business Combination and shall be effective as of the Closing Date.

5.24 Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable at Closing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of Parent’s directors, officers or stockholders.

5.25 Trust Fund Disbursement. The Trust Fund shall be dispersed to Parent immediately upon the Closing in an amount not less than $124,043,336, less any amounts required to pay the Stockholder under Section 1.5(a) of this Agreement or to Lim under Section 5.28 of this Agreement and payments and reserves contemplated hereby, including as follows:

(a) Adequate reserves shall be made by Parent for payments to stockholders of Parent electing to convert their shares of Parent common stock into cash as provided in the Parent’s Charter Documents.

(b) All other liabilities of Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all Parent tax liabilities and the payment at Closing of professional and other fees and expenses related to these transactions, and adequate reserves shall be made against amounts distributed from the Trust Fund therefor.

(c) Parent shall repay at Closing all indebtedness set forth on Schedule 5.25(c) in the amounts and to the Persons set forth on such schedule.

(d) As soon as practicable after Closing, Parent shall cause cash bonuses in an aggregate amount of up to $2,500,000 to be paid to certain employees of the Company to be identified on a schedule to be delivered by the Company to Parent at or prior to the Closing.

5.26 Transfer of LLC Interest. Immediately prior to the Closing, the Stockholder, Lim and the LLC shall cause all then outstanding membership interests of the LLC to be transferred to AAI (or such other entity that is party to this Agreement as may be selected by Parent) without any consideration being paid by AAI or any other entity. The LLC membership interests transferred to AAI (or such other designee) shall be free and clear or all Liens and all necessary waivers and consents required to make the transfer as contemplated hereby shall have been obtained by the LLC and the holders of the membership interests.

5.27 Noncompete.

(a) For a period of four years from the date of the Closing, none of the Stockholder, any CI Stockholder or Lim shall, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than Parent, the Company or their respective Subsidiaries or Affiliates:

(i) Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner, including as an employee, advisor or consultant or similar role, with any business engaged, in the geographical areas referred to in Section 5.27(b) below, in the design, research, development, marketing, sale, branding or licensing of products or services that are substantially similar to or competitive with the business of Parent, the Company or any of their respective Subsidiaries; or

(ii) Recruit, attempt to hire, solicit, or assist others in recruiting or hiring, in or with respect to the geographical areas referred to in Section 5.27(b) below, any person who is an employee of Parent, the Company or any of their respective Subsidiaries or Affiliates or induce or attempt to induce any such employee to terminate his employment with Parent, the Company or any of their respective Subsidiaries or Affiliates.

(b) The geographical areas in which the restrictions provided for in this Section apply include all cities, counties and states of the United States, and all other countries in which Parent, the Company (or any of their respective Subsidiaries or Affiliates) are conducting business at the time in question, whether or not any of Parent, the Company (or such Subsidiary or Affiliate) has an actual physical presence in such location. Each of the Stockholder, each CI Stockholder and Lim acknowledges that (i) the scope and period of restrictions and the geographical area to which the restrictions imposed in this Section applies are fair and reasonable and are reasonably required for the protection of Parent, the Company and their respective Subsidiaries and Affiliates, (ii) this Agreement accurately describes the business to which the restrictions are intended to apply and (iii) the obligations and restrictions provided for herein are an integral part of the consideration motivating Parent to enter into this Agreement.

(c) In addition to, and not in limitation of, the non-competition covenants set forth above in this Section, each of the Stockholder, each CI Stockholder and Lim agrees with Company that for a period of four years from the date of the Closing, he or it will not, either for himself or itself or for any other person or entity, directly or indirectly (other than for Parent, the Company and any of their respective Subsidiaries or Affiliates), solicit business away from, or attempt to sell, license or provide the same or similar products or services as are then provided by Parent, the Company or any Subsidiary or Affiliate thereof to any customer of Parent, the Company or their respective Subsidiaries and Affiliates.

(d) In addition to, and not in limitation of, the non-competition covenants set forth above in this Section, each of the Stockholder, each CI Stockholder and Lim agrees that, for a period of four years from the Closing, he will not, either for himself or itself or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any executive, employee, consultant or contractor of Parent, the Company or any Subsidiary or Affiliate thereof, to terminate his or her employment or his, her or its services with, Parent, the Company or any Subsidiary or Affiliate thereof or to take employment with another party.

(e) It is the intent of the parties that the provisions of this Section will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, the Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.

5.28 Exercise under Lim Option Agreement. The Company, Parent and the Stockholder hereby covenant and agree, in the manner set forth below, to provide Lim the following assurances with respect to the Lim Option:

(a) The Stockholder shall exercise his rights under the Lim Option Agreement prior to Closing of the Business Combination, and shall consummate the purchase of Lim’s Company Capital Stock and Company Membership Interests contemplated thereby (“Lim Buy Out”). Lim and the Stockholder hereby agree that the Lim Option Agreement shall be deemed amended and modified as provided in this Section and that the period under which the Lim Buy Out may occur is hereby extended from May 1, 2007 to the earlier of the consummation of the Lim Buy Out and termination of this Agreement. In consideration of the foregoing, it is hereby agreed that, in the event the Lim Buy Out occurs after May 1, 2007, then, in addition to the $60 million purchase price provided under the Lim Option Agreement for the purchase all of Lim’s Company Capital Stock and Company Membership Interests, the buyer thereof shall also pay an additional cash price (“Additional Purchase Price”) equal to (x) $60 million divided by 365, (2) multiplied by 0.20, (3) multiplied by the number of days after May 1, 2007 the Lim Buy Out is consummated. The $60 million purchase price plus any Additional Purchase Price shall be referred to as the “Lim Payment Amount.”

(b) Neither Lim nor the Stockholder nor any other party to this Agreement shall agree to any terms in the Lim Buy Out that would adversely affect the other terms of this Agreement or the ability of any party to otherwise consummate the Business Combination as contemplated by this Agreement.

(c) The Stockholder shall provide Parent and its counsel with all agreements entered into in connection with the Lim Buy Out, including any financing agreements, prior to executing same and Parent and counsel shall be given reasonable opportunity to comment thereon. The Stockholder shall promptly provide Parent with all information reasonably requested by Parent with respect to the status of the Lim Buy Out and the arrangement of financing with respect thereto.

(d) In the event that the Lim Buy Out is not consummated by the Stockholder prior to Closing for any reason, Parent shall affect the Lim Buy Out as part of and conditioned upon the consummation of the Business Combination by reducing the number of Transaction Shares by the number equal to the Lim Payment Amount divided by $7.75 and paying to Lim the Lim Payment Amount in cash for the surrender of his Company Capital Stock and Company Membership Interests in the Business Combination and the related transactions and such cash payment shall be deemed part of the consideration paid by Parent for the Business Combination. In such event, Lim agrees to immediately surrender his shares in connection with the consummation of the Business Combination concurrently with his receipt of the Lim Payment Amount.

(e) In connection with the consummation of the Lim Buy Out, the Company and Parent shall cause Lim to be released from any and all personal guarantees made or given by him on behalf of the Company or any Subsidiary thereof and Lim shall otherwise be afforded all releases provided for under the Lim Option Agreement.

(f) Lim agrees that he shall not, until after such time as this Agreement is terminated, sell or transfer any Company Capital Stock or Company Membership Interests to any party other than the Stockholder or Parent as contemplated hereby or cause any Lien to be placed thereon.

(g) Each of the Stockholder and Lim agrees that any default or breach under the Lim Option Agreement that may currently exist or arise after the date hereof and prior to the earlier of the Closing and termination of this Agreement is waived and suspended until such time as the transactions contemplated by this Agreement are consummated or this Agreement is terminated. Each of the Stockholder and Lim agrees that he will not terminate or cause a termination of the Lim Option Agreement prior to the earlier of the Closing of the Business Combination and the termination of this Agreement.

(h) Notwithstanding anything to the contrary contained herein or in the Lim Option Agreement and without in any way contradicting, modifying or restricting the nature and extent of the express obligations of a party hereto contained in this Section 5.28 and Lim’s right to seek the full extent of damages in the event of a breach, neither Parent nor the Company or any Subsidiary thereof shall be obligated to indemnify Lim or hold him harmless for any liability existing or arising from any circumstances existing prior to the Lim Buy Out.

5.29 Hiring of Certain Officers. As soon as practicable after execution of this Agreement, Parent, the Company and Stockholder shall cooperate and use their best efforts to search for and hire a Chief Operating Officer, Chief Financial Officer and Chief Information Officer of Parent. The persons hired to fill each such office shall be reasonably mutually acceptable to each of Parent and the Company and each such person must be qualified to hold such office in a publicly-owned and publicly-reporting company.

5.30 Section 116 Filing. As soon as practicable after execution of this Agreement, Parent, the Company and the Stockholder shall cause to be prepared and filed all necessary documents and applications necessary to obtain the Section 116 Certificate. The cost of preparation and filing of same shall be shared equally by the parties. Any tax liabilities, penalties or interest owed with respect to any taxes or other matters related to the Company’s operations or interests in Canada shall be the responsibility of the Company.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Business Combination. The respective obligations of each party to this Agreement to affect the Business Combination shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Parent Stockholder Approval. The Parent Stockholder Approval, the Name Change Amendment and the Capitalization Amendment shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the laws of the State of Delaware and the Parent Charter Documents and an executed copy of an amendment to Parent’s Certificate of Incorporation reflecting the Name Change Amendment and the Capitalization Amendment shall have been filed with the Delaware Secretary of State to be effective as of the Closing.

(b) Parent Common Stock. Holders of twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(c) Stock Quotation or Listing. The Parent Common Stock at the Closing will be listed on the American Stock Exchange or Nasdaq or quoted on the OTC BB and there will be no action or proceeding pending or threatened against Parent to prohibit or terminate such listing or quotation.

(d) HSR Act. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination, substantially on the terms contemplated by this Agreement.

(e) Lim Buy Out Completion. The Lim Buy Out shall have been cosummated as provided under Section 5.28 and Lim shall have received written assurances from the Company, Parent and the Stockholder that each of their respective covenants, obligations and agreements in favor of Lim that arise from the Lim Buy Out shall be and remain fully enforceable pursuant to their terms and conditions or that same have been satisfied.

(f) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination, substantially on the terms contemplated by this Agreement.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and affect the Business Combination shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.14, on and as of the Closing Date, with the same force and effect as if made on the

Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.14, on and as of the Closing Date, with the same force and effect as if made on the Closing Date in all material respects as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or will not, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Business Combination and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. Parent shall have obtained all consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

(f) SEC Compliance. Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

(g) Opinion of Counsel. The Company shall have received from Graubard Miller, Parent’s counsel, an opinion of counsel in substantially the form of Exhibit E annexed hereto.

(h) Resignations. The persons currently in the directorships and officers of Parent shall have resigned from all of their positions and offices with Parent necessary to give effect to the Voting Agreement and the other agreements contemplated hereby.

(i) Trust Fund. Parent shall have made appropriate arrangements to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, dispersed to Parent immediately upon the Closing and in accordance with Section 5.25.

(j) Stockholder Employment Agreement. An Employment Agreement in the form of Exhibit F hereto between Parent and the Stockholder shall have been executed and delivered at Closing by Parent.

(k) Voting Agreement. The Voting Agreement shall be in full force and effect, and the Company’s designees thereunder shall have been elected to Parent’s Board of Directors.

(l) Other Deliveries. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by Parent’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and affect the Business Combination shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.14, on and as of the Closing Date, with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.14, on and as of the Closing Date, in all material respects, with the same force and effect as if made on the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company, the Stockholder, each of the CI Stockholders and Lim shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation following the Business Combination and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f) Opinion of Counsel. Parent shall have received an opinion in counsel in substantially the form of Exhibit G hereto from one or a combination of (i) Buchanan Ingersoll & Rooney PC, special counsel to the Company, and (ii) the Company’s Canadian and other general corporate counsels.

(g) “Comfort” Letter. Parent shall have received a “comfort” letter in the customary form from the Company’s independent accountants dated the Closing Date with respect to certain financial statements and other information included in the Proxy Statement.

(h) Stockholder Obligations. The Stockholders shall have repaid to the Company, on or before the Closing, all direct and indirect indebtedness and obligations owed by them to the Company, including the indebtedness and other obligations described in Schedule 2.22 and all other amounts owed by them to the Company.

(i) Resignations. The persons currently in the directorships and officers of the Company shall have resigned from all of their positions and offices with the Company necessary to give effect to the Voting Agreement and the other agreements contemplated hereby.

(j) Derivative Securities. There shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire shares of Company Capital Stock or other securities of the Company.

(k) Stockholder Employment Agreement. The Employment Agreement with the Stockholder shall have been executed and delivered at Closing by the Stockholder.

(l) Voting Agreement. The Voting Agreement shall be in full force and effect and the Founders Group’s (as defined therein) designees shall have been elected to the Parent’s board of directors.

(m) Cash Bonus Schedule. The schedule contemplated by Section 5.25(d) shall have been delivered to Parent at or prior to Closing.

(n) Financials.

(i) Parent shall have received the Audited Annual Financials and Affirmed Stub Financials of each of AAI and CI, and all other audited and unaudited financial information as required by the applicable proxy rules in accordance with Section 5.1 above. Parent shall also have received combined consolidated financial statements audited and reported on by a PCOAB-registered accounting firm for the year ending December 31, 2006, which presents AAI and CI and all of their respective Subsidiaries on a combined consolidated basis.

(ii) The Audited Annual Financials shall not materially differ from the Annual Financial Statements, shall not contain any qualifications not contained in the Annual Financial Statements, shall not omit any qualifications contained in the Annual Financial Statements, and shall not utilize any accounting procedure that is materially different from that used in connection with the Annual Financial Statements. The Affirmed Stub Financials shall not materially differ from the Stub Financial Statements, shall not contain any qualifications not contained in the Stub Financial Statements, shall not omit any qualifications contained in the Stub Financial Statements, and shall not utilize any accounting procedure that is materially different from that used in connection with the Stub Financial Statements. Neither the Audited Annual Financials or Affirmed Stub Financials, individually or taken as a whole, shall differ from the Annual Financial Statements or Stub Financial Statements in a manner that causes any condition to Closing to not be met or which otherwise indicates a Material Adverse Effect on the Company.

(o) 2006 EBITDA. 2006 EBITDA shall be equal to or greater than $30,000,000 (giving effect to the up to $5 million of exclusions contemplated by this Agreement).

(p) Projections. The Projections shall have been delivered as provided in this Agreement and shall indicate that (i) Projected 2007 EBITDA shall be at least $50,000,000 (giving effect to exclusions noted in Section 5.21) and (iii) Projected 2008 Annualized Run Rate shall be at least $70,000,000 (giving effect to exclusions noted in Section 5.21) and no information shall become known to any of the parties prior to the Closing Date that would reasonably be deemed to indicate that the Projections shall not be met or that the information on which such Projections are based is incorrect or misleading.

(q) Compliance with Credit Facilities. On the Closing Date, the Company shall be in full compliance with all of its credit facilities and debt instruments and shall have delivered to Parent written acknowledgment of same from each such facility provider or debt holder.

(r) Stockholders Agreements Waivers. The Stockholders Agreements Waivers shall be in full force and effect as of the Closing Date and all necessary actions shall have been taken for all Shareholder Agreements to be automatically terminated upon the closing of the Business Combination, except as otherwise contemplated by Section 5.11(b).

(s) Transfer of LLC Interests. The transfer of the membership interests of the LLC in accordance with Section 5.26 of this Agreement shall have been consummated immediately prior to the Closing.

(t) Lock-up Agreement. The Lock-up Agreements between Parent and the Stockholder and each CI Stockholder shall be in full force and effect as of the Closing Date.

(u) Hiring of Certain Officers. Persons to assume the offices of Chief Operating Officer, Chief Financial Officer and Chief Information Officer as contemplated under Section 5.29 shall have been identified and shall have entered into employment agreements with Parent, effective as of the Closing Date, on terms mutually and reasonably acceptable to Parent.

(v) Fairness Opinion. Parent shall have received an opinion form a qualified investment bank addressed to Parent’s board of directors that, as of the date of the opinion, the consideration being given by Parent in the transaction contemplated hereby is fair, from a financial point of view, to the stockholders of Parent and that the fair market value of the Company is at least equal to 80% of the net assets of Parent at the time of the transaction (“Fairness Opinion”).

(w) Tax Clearance Certificate. The Section 116 Certificate shall have been obtained or otherwise the provisions of Section 1.6(d)(ii) hereof shall apply.

(x) Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the adoption and approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification of Parent.

(a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Parent, the Surviving Corporations and their respective representatives, successors and permitted assigns (the “Parent Indemnitees”) shall be indemnified, defended and held harmless by those Persons who are holders of the Company Capital Stock at the Effective Time, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; and

(iii) the matters referred to in Schedule 2.10 of the Company Disclosure Schedule.

(b) As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which Parent Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

7.2 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Parent by a Person other than the Company (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. Parent, acting through the Appointed Director, will give the Stockholder prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Stockholder shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense. The Stockholder shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at its own expense, by written notice to Parent, to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the Stockholder is permitted and elects to assume the defense of a Third Party Claim:

(i) the Stockholder shall diligently and in good faith defend such Third Party Claim and shall keep Parent reasonably informed of the status of such defense; provided, however, that Parent shall have the right to approve any settlement, which approval shall not be unreasonably delayed, withheld or conditioned; and

(ii) Parent shall cooperate fully in all respects with the Stockholder in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Stockholder all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Stockholder shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Parent; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Parent other than as a result of money damages or other money payments.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Parent against the Stockholder and shall not affect the Stockholder’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Stockholder to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Stockholder is obligated to be greater than such damages would have been had Parent given the Stockholder prompt notice hereunder. So long as the Stockholder is defending any such action actively and in good faith, Parent shall not settle such action. Parent shall make available to the Stockholder all relevant records and other relevant materials required by them and in the possession or under the control of Parent, for the use of the Stockholder and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If the Stockholder, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Parent will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Stockholder shall have the right to approve any settlement, which approval will not be unreasonably delayed, withheld or conditioned.

(f) Parent’s Rights. Anything in this Section 7.2 to the contrary notwithstanding, the Stockholder shall not, without the written consent of Parent, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Parent of a full and unconditional release from all liability and obligation in respect of such action without any payment by Parent.

(g) Stockholder Consent. Unless the Stockholder has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement

7.3 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Parent shall use best efforts to obtain the maximum recovery under such insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Stockholder. If Parent has received the payment required by this Agreement from the Stockholder in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Stockholder and shall pay to the Stockholder, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Stockholder pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4 Limitations on Indemnification.

(a) Survival: Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company to Parent in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) shall survive the Closing until the expiration of the Escrow Period.

(b) Any claim made by a party hereunder shall be preserved despite the subsequent expiration of the Escrow Period and any claim set forth in a Notice of Claim sent prior to the expiration of the Escrow Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the Escrow Period.

(c) Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $250,000 (the “Deductible”), in which event the amount payable shall include all amounts included in the Deductible and all future amounts that become payable under Section 7.1 from time to time thereafter.

(d) Aggregate Amount Limitation. The aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the Escrow Shares and Parent shall have no claim against the Company’s stockholders other than for the Escrow Shares (and any proceeds of the shares or distributions with respect to the Escrow Shares).

7.5 Exclusive Remedy. Parent, on behalf of itself and all other Parent Indemnitees, hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit Parent’s or the Company’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

7.6 Adjustment to Transaction Consideration. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the value of the shares of Parent Common Stock issued by Parent as a result of the Business Combination, except as otherwise required by Law.

7.7 Stockholder Capacities; Application of Escrow Shares. The parties acknowledge that the Stockholder’s obligations under this Article VII are solely as a representative of the Company’s stockholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Parent under this Article VII and that the Stockholder shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to Parent as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares. Out-of-pocket expenses of the Stockholder for attorneys’ fees and other costs shall be borne in the first instance by Parent, which may make a claim for reimbursement thereof against the Escrow Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by Parent pursuant to this Article VII shall be taken on its behalf by the Appointed Director in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Business Combination shall not have been consummated by December 15, 2007 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Business Combination to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise best efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

(e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30)-day period);

(f) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s certificate of incorporation; or

(g) immediately by Parent by written notice to the Company without any cure period, if (i) the Audited Annual Financials or Affirmed Stub Financials do not conform with Section 6.3(n) or otherwise do not comply with the conditions set forth thereunder or are not otherwise produced and delivered in accordance with Section 5.1, (ii) 2006 Audited Financials are not delivered to Parent on or prior to March 31, 2007, (iii) the 2006 EBITDA Statement is not delivered to Parent within five business days after the Audit Delivery Date, (iv) 2006 EBITDA is not at least $30,000,000 (subject to the prescribed exclusions of up to $5 million), (v) the Projections are not delivered to Parent within five business days after the Audit Delivery Date, (vi) Projected 2007 EBITDA is not at least $50,000,000 (giving effect to exclusions noted in Section 5.21) or the Projected 2008 Annualized Run Rate is not at least $70,000,000 (giving effect to exclusions noted in Section 5.21) as set forth in the Projections or such Projections are not prepared in strict accordance with Section 5.22, or (vii) the Fairness Opinion is not received by Parent’s board on or prior to January 30, 2007.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Business Combination shall be abandoned, except for and subject to the following: (i) Sections 5.6, 5.13, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) if such party’s action or failure to act constituted a principal cause of or resulted in the failure of the Business Combination to occur on or before the date stated therein.

8.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Business Combination is consummated.

ARTICLE IX

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“2006 EBITDA”	Section 5.20(a)
“2006 EBITDA Statement”	Section 5.20(a)
“AAA”	Section 10.12
“AAI”	Header
“AAI Stockholders Agreement”	Section 5.11(b)
“Accounting Firms”	Section 5.1(a)(i)
“Acquisition Transaction”	Section 4.2(a)
“Additional Purchase Price”	Section 5.28(a)
“Affiliate”	Section 10.2(f)
“Affirmed AAI Stub Financials”	Section 5.1(a)(i)
“Affirmed CI Stub Financials”	Section 5.1(a)(ii)

“Affirmed Stub Financials”	Section 5.1(a)(ii)
“Agreement”	Header
“AMEX”	Section 3.23
“Applicable Corporate Laws”	Recital A
“Appointment Director”	Section 1.13
“Approvals”	Section 2.1(a)
“Annual Financial Statements”	Section 2.7(a)
“Audited 2006 Financials”	Section 5.20(a)
“Audit Delivery Date”	Section 5.20(a)
“Audited AAI Annual Financials”	Section 5.1(a)(i)
“Audited Annual Financials”	Section 5.1(a)(ii)
“Audited CI Annual Financials”	Section 5.1(a)(ii)
“Blue Sky Laws”	Section 1.12(c)
“Business Combination”	Section 1.1(b)
“Canada Acquisition”	Section 1.1(b)
“Canadian Allocation”	Section 1.6(d)(ii)
“Canadian Escrow Shares”	Section 1.6(d)(iv)
“Canadian Newco”	Recital A
“Canadian Shares”	Section 1.6(d)(ii)
“Canadian Tax Act”	Section 1.6(d)(i)
“Capitalization Amendment”	Section 5.1(a)
“Charter Documents”	Section 2.1(a)
“CI”	Header
“CI companies”	Header
“CI Stockholders”	Header
“CI Stockholders Agreement”	Section 5.11(b)
“CI Stockholders Signature Page”	Section 2.3(b)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Date Net Debt”	Section 1.5(b)(i)
“Closing Date Net Debt Statement”	Section 1.5(b)(iv)
“Closing Form 8-K	Section 5.4(b)
“Closing Press Release”	Section 5.4(b)
“Code”	Recital E
“Comfort Letter”	Section 6.3(g)
“Company”	Heading
“Company Certificates”	Section 1.6(a)
“Company Closing Certificate”	Section 6.3(a)
“Company Capital Stock”	Section 1.5(a)
“Company Contracts”	Section 2.19(a)
“Company Contract Consents”	Section 5.21
“Company Intellectual Property”	Section 2.18
“Company Membership Interests”	Section
“Company Products”	Section 2.18
“Company Registered Intellectual Property”	Section 2.18
“Company Schedule”	Article II Preamble

“Company Stock Options”	Section 2.3(c)
“Company Warrants”	Section 2.3(c)
“Copyrights”	Section 2.18
“Corporate Records”	Section 2.1(c)
“Deductible”	Section 7.4(c)
“DGCL”	Section 5.1(b)
“Disclosure Schedules”	Section 5.14(a)
“Due Date”	Section 1.6(d)(v)
“EBITDA”	Section 5.20(b)
“Effective Time”	Section 1.2
“Employment Agreements”	Section 6.2(j)
“Environmental Law”	Section 2.16(b)
“Escrow Agent”	Section 1.11
“Escrow Agreement”	Section 1.11
“Escrow Period”	Section 1.11
“Escrow Shares”	Section 1.5(a)
“Exchange Act”	Section 1.12(c)
“Governmental Action/Filing”	Section 2.21(c)
“Governmental Entity”	Section 1.12(c)
“HSR Act”	Section 2.5(b)
“Hazardous Substance”	Section 2.16(c)
“Indemnity Shares”	Section 1.5(a)
“Insider”	Section 2.19(a)(i)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 2.18
“knowledge”	Section 10.2(d)
“Legal Requirements”	Section 10.2(b)
“LLC”	Header
“LLC Operating Agreement”	Section 5.11(b)
“Lien”	Section 10.2(e)
“Lim”	Header
“Lim Buy Out”	Section 5.28(a)
“Lim Option Agreement”	Section 2.26
“Lim Payment Amount”	Section 5.28(a)
“Losses”	Section 7.1(b)
“Material Adverse Effect”	Section 10.2(a)
“Material Company Contracts”	Section 2.19(a)
“Merger”	Section 1.1(a)
“Transaction Certificates”	Section 1.2
“Merger Sub”	Header
“Name Change Amendment”	Section 5.1(a)
“Net Debt”	Section 1.5(c)(iii)
“Net Debt Transaction Share Reduction”	Section 1.5(c)(ii)
“Notice of Claim”	Section 7.2(a)
“Parent”	Heading
“Parent Closing Certificate”	Section 6.2(a)

“Parent Common Stock”	Section 1.5(a)
“Parent Contracts”	Section 3.19(a)
“Parent Convertible Securities”	Section 3.3(b)
“Parent Indemnitees”	Section 7.1(a)
“Parent Plan”	Section 5.1(a)
“Parent Preferred Stock”	Section 3.3(a)
“Parent SEC Reports”	Section 3.7(a)
“Parent Schedule”	Article III Preamble
“Parent Stock Options”	Section 3.3(b)
“Parent Stockholder Approval”	Section 5.1(a)
“Parent Warrants”	Section 3.3(b)
“Patents”	Section 2.18
“Periodic Net Debt Statement”	Section 1.5(b)(iv)
“Person”	Section 10.2(c)
“Personal Information”	Section 2.27(a)
“Personal Property”	Section 2.14(b)
“Plan/Plans”	Section 2.11(a)
“Press Release”	Section 5.4(a)
“Privacy Laws”	Section 2.27(a)
“Privacy Policy”	Section 2.27(b)
“Projected 2007 EBITDA”	Section 5.21(a)(i)
“Projected 2008 Annualized Run Rate”	Section 5.21 (a)(ii)
“Projections”	Section 5.21(a)
“Proxy Statement”	Section 5.1(a)
“Recipient Party”	Section 1.6(d)(i)
“Registered Intellectual Property”	Section 2.18
“Registration Rights Agreement”	Section 1.14
“Returns”	Section 2.15(b)(i)
“Section 116 Certificate”	Section 1.6(d)(i)
“Securities Act”	Section 1.12
“Signing Form 8-K”	Section 5.4(a)
“Special Meeting”	Section 5.1(a)
“Stockholders Agreement”	Section 5.11(b)
“Stockholders Agreements Waivers”	Section 5.11(b)
“Stub Financial Statements”	Section 2.7(b)
“Stub Period Tax Distribution”	Section 1.15
“Stockholder”	Heading
“Subsidiary/Subsidiaries”	Section 2.2(a)
“Surviving Corporations”	Section 1.1(b)
“Tax/Taxes”	Section 2.15(a)
“Third Party Claim”	Section 7.2
“Trademarks”	Section 2.18
“Transaction Certificates”	Section 1.2
“Transaction Consideration”	Section 1.5(a)
“Transaction Shares”	Section 1.5(a)
“Trust Fund”	Section 3.25
“U.S. GAAP”	Section 2.7(a)
“Merger Sub”	Header
“U.S. Surviving Corporation”	Section 1.1(a)

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:

Endeavor Acquisition Corp.

7 Times Square

17th Floor

New York, New York 10036

Attention: Jonathan Ledecky

212-683-5350 telephone

212-486-9094 telecopy

with a copy to:

David Alan Miller, Esq.

Graubard Miller

405 Lexington Avenue

New York, New York 10174-1901

212-818-8661 telephone

212-818-8881 telecopy

if to the Company or Stockholder, to:

American Apparel Inc.

747 Warehouse Street

Los Angeles, California 90021

Attention: Dov Charney

213-488-0226 telephone

213-488-0334 telecopy

with a copy to:

Buchanan Ingersoll & Rooney PC

One Chase Manhattan Plaza

35th Floor

New York, New York 10005-1417

Attention: Robert Frucht, Esq.

212-440-4400 telephone

212-440-4401 telecopy

10.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition, prospects or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or regional economic conditions, or (iii) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell;

(b) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Parent Contracts;

(c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) the term “knowledge” means actual knowledge or awareness, after due inquiry, as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(g) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3 Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4 Entire Agreement; Third party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further acknowledge that the Company and its assets, business and equity securities are unique and therefore, in the event of the Company’s failure to consummate the Business Combination for any reason other than Parent’s or Merger Sub’ breach hereunder, Parent shall have the right to seek equitable relief hereunder, including specific performance.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, Parent may assign all or any portion of its rights under this Agreement to any of its affiliates (whether currently existing or created hereafter), but no such assignment shall relieve Parent of its obligations hereunder.

10.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12 Arbitration. Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in New York City. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in New York City. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of New York, New York County, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

10.13 Currency. All references to currency amounts in this Agreement shall mean United States dollars.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ENDEAVOR ACQUISITION CORP.

By:	/s/ Jonathan J. Ledecky
Name and Title

AAI ACQUISITION CORP.

By:	/s/ Jonathan J. Ledecky
Name and Title

AMERICAN APPAREL, INC.

By:	/s/ Dov Charney
Name and Title

AMERICAN APPAREL, LLC

By:	/s/ Dov Charney
Name and Title

/s/ Dov Charney
DOV CHARNEY

SEE SEPARATE SIGNATURE PAGES FOR SIGNATURE OF EACH OF THE CI STOCKHOLDERS AND LIM

THE SIGNATURES OF THE CI STOCKHOLDERS (AND THE RELATED NOMINEES) CONSTITUTE THEIR RESPECTIVE INDIVIDUAL SIGNATURES AS WELL AS THEIR SIGNATURES ON BEHALF OF THE CI COMPANIES

SANG HO LIM SIGNATURE PAGE

The Signature of the Person below constitutes his agreement only to Sections 1.1(a), 1.5(a), 1.6, 1.7, 1.8, 1.9, 1.10 1.12(a), 1.12(c) 1.15,, 2.3(a), 2.3(c), 2.4(a), 2.4(c), 2.5(b), 2.24, 4.1(f), 4.2, 5.6, 5.8(c), 5.9, 5.11, 5.12, 5.13, 5.14(b), 5.17, 5.26, 5.27,5.28, Article VIII, Article IX and Article X.

/s/ Sang Ho Lim
SANG HO LIM

CI STOCKHOLDERS SIGNATURE PAGE

The Signature of each Person below constitutes his, her or its only to Sections 1.1(b), 1.5(a), 1.5(b), 1.6, 1.7, 1.8, 1.9, 1.12, 2.3(b), 2.4(a), 2.4(c), 2.24, 4.1(f), 4.2, 5.6, 5.8(c), 5.9, 5.10, 5.11, 5.12, 5.13, 5.14(b), 5.17, Article VIII, Article IX and Article X.

Name of corporation	Jurisdiction Formed/Law of Formation	Authorized Nominee/Registered Holder Signature	Beneficial Owner of Shares Signature
American Apparel Holdings Inc.	Quebec
		/s/ Morris Charney	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Morris Charney	Dov Charney
		Address:	Address:

American Apparel Community Stores and Gallery Inc.	Quebec
		/s/ Lloyd Brown	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Lloyd Brown	Dov Charney
		Address:	Address:

9001-9134 Quebec, Inc.	Quebec
		/s/ Morris Charney	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Morris Charney	Dov Charney
		Address:	Address:

9133-1090 Quebec, Inc.	Quebec
		/s/ Lloyd Brown	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Lloyd Brown	Dov Charney
		Address:	Address:

9137-4033 Quebec Inc.	Quebec
		/s/ Lloyd Brown	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Lloyd Brown	Dov Charney
		Address:	Address:

9140-8880 Quebec, Inc.	Quebec
		/s/ Lloyd Brown	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Lloyd Brown	Dov Charney
		Address:	Address:

9154-1128 Quebec, Inc.	Quebec
		/s/ Lloyd Brown	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Lloyd Brown	Dov Charney
		Address:	Address:

9156-4526 Quebec Inc.	Quebec
		/s/ Ronite Sasson	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Ronite Sasson	Dov Charney
		Address:	Address:

1614652 Ontario Ltd.	Ontario
		/s/ Lloyd Brown	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Lloyd Brown	Dov Charney
		Address:	Address:

2052199 Ontario Ltd.	Ontario
		/s/ Lloyd Brown	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Lloyd Brown	Dov Charney
		Address:	Address:

2061560 Ontario Ltd.	Ontario
		/s/ Lloyd Brown	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Lloyd Brown	Dov Charney
		Address:	Address:

2061555 Ontario Ltd.	Ontario
		/s/ Lloyd Brown	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Lloyd Brown	Dov Charney
		Address:	Address:

2061561 Ontario Ltd.	Ontario
		/s/ Lloyd Brown	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Lloyd Brown	Dov Charney
		Address:	Address:

1646837 Ontario Ltd.	Ontario
		/s/ Lloyd Brown	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Lloyd Brown	Dov Charney
		Address:	Address:

2083497 Ontario Inc.	Ontario
		/s/ Ronite Sasson	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Ronite Sasson	Dov Charney
		Address:	Address:

6294057 Canada Inc.	Canada Business Corporation Act
		/s/ Lloyd Brown	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Lloyd Brown	Dov Charney
		Address:	Address:

6294049 Canada Inc.	Canada Business Corporation Act
		/s/ Lloyd Brown	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Lloyd Brown	Dov Charney
		Address:	Address:

6338941 Canada Inc.	Canada Business Corporation Act
		/s/ Lloyd Brown	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Lloyd Brown	Dov Charney
		Address:	Address:

6362851 Canada Inc.	Canada Business Corporation Act
		/s/ Lloyd Brown	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Lloyd Brown	Dov Charney
		Address:	Address:

4300840 Canada Inc.	Canada Business Corporation Act
		/s/ Ronite Sasson	/s/ Dov Charney
		Signature	Signature
		Name:	Name:
		Ronite Sasson	Dov Charney
		Address:	Address:

SCHEDULE A

THE CI COMPANIES

Name of corporation	Jurisdiction Formed/Law of Formation	Beneficial holders name	Nominee Name
American Apparel Holdings, Inc.	Quebec	Dov Charney	Morris Charney

American Apparel Community Stores and Gallery Inc.	Quebec	Dov Charney	Lloyd Brown

9001-9134 Quebec, Inc.	Quebec	Dov Charney	Morris Charney

9133-1090 Quebec, Inc.	Quebec	Dov Charney	Lloyd Brown

9140-4033	Quebec	Dov Charney	Lloyd Brown

9140-8880 Quebec, Inc.	Quebec	Dov Charney	Lloyd Brown

9154-1128 Quebec Inc.	Quebec	Dov Charney	Lloyd Brown

9156-4526 Quebec Inc.	Quebec	Dov Charney	Ronite Sasson

1614652 Ontario Ltd.	Ontario	Dov Charney	Lloyd Brown

2052199 Ontario Ltd.	Ontario	Dov Charney	Lloyd Brown

2061560 Ontario Ltd.	Ontario	Dov Charney	Lloyd Brown

2061555 Ontario Ltd.	Ontario	Dov Charney	Lloyd Brown

2061561 Ontario Ltd.	Ontario	Dov Charney	Lloyd Brown

1646837 Ontario Ltd.	Ontario	Dov Charney	Lloyd Brown

2083497 Ontario Inc.	Ontario	Dov Charney	Ronite Sasson

6294057 Canada Inc.	Canada Business Corporation Act	Dov Charney	Lloyd Brown

6294049 Canada Inc.	Canada Business Corporation Act	Dov Charney	Lloyd Brown

6338941 Canada Inc.	Canada Business Corporation Act	Dov Charney	Lloyd Brown

6362851 Canada Inc.	Canada Business Corporation Act	Dov Charney	Lloyd Brown

4300840 Canada Inc.	Canada Business Corporation Act	Dov Charney	Lloyd Brown

INDEX OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	-	Form of Escrow Agreement

Exhibit B	-	Form of Registration Rights Agreement

Exhibit C	-	Form of Voting Agreement

Exhibit D	-	Lock-Up Agreement

Exhibit E	-	Form of Opinion of Graubard Miller

Exhibit F	-	Form of Employment Agreement for Dov Charney

Exhibit G	-	Form of Opinion of Company counsels

SCHEDULE 1.2(a)

APPLICABLE JURISDICTIONS AND FILINGS

Companies	Jurisdiction of Organization	Transaction Document to be Filed
American Apparel, Inc.	California	Articles of Merger and any applicable filing required under California law.
American Apparel, LLC	California	Any applicable publication or filing required under California law.
American Apparel Holdings Inc.	Quebec	Section 116 Certificate Application
American Apparel Community Stores and Gallery Inc.	Quebec	Section 116 Certificate Application
9001-9134 Quebec, Inc.	Quebec	Section 116 Certificate Application
9133-1090 Quebec, Inc.	Quebec	Section 116 Certificate Application
9140-8880 Quebec, Inc.	Quebec	Section 116 Certificate Application
9154-1128 Quebec Inc.	Quebec	Section 116 Certificate Application
9156-4526 Quebec Inc.	Quebec	Section 116 Certificate Application
1614652 Ontario Ltd.	Ontario	Section 116 Certificate Application
2052199 Ontario Ltd.	Ontario	Section 116 Certificate Application
2061560 Ontario Ltd.	Ontario	Section 116 Certificate Application
2061555 Ontario Ltd.	Ontario	Section 116 Certificate Application
2061561 Ontario Ltd.	Ontario	Section 116 Certificate Application
1646837 Ontario Ltd.	Ontario	Section 116 Certificate Application
2083497 Ontario Inc.	Ontario	Section 116 Certificate Application
6294057 Canada Inc.	Canada	Section 116 Certificate Application
6294049 Canada Inc.	Canada	Section 116 Certificate Application
6338941 Canada Inc.	Canada	Section 116 Certificate Application
6362851 Canada Inc.	Canada	Section 116 Certificate Application
4300840 Canada Inc.	Canada	Section 116 Certificate Application

SCHEDULE 1.5(a)

ALLOCATION OF TRANSACTION SHARES

Recipient of Issuance	Percentage of Total Transaction Shares Issued
Stockholders of American Apparel, Inc.	90.00
Stockholders of the CI companies as a group	10.00